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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Badger Meter, Inc.

(Name of registrant as specified in its charter)

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BADGER METER, INC.

4545 West Brown Deer Road

Milwaukee, Wisconsin 53223

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS - APRIL 30, 2021

The Annual Meeting of the Shareholders of Badger Meter, Inc. will be held on Friday, April 30, 2021, at 8:30 a.m. Central Standard Time (“CT”).  The meeting will be a completely virtual meeting of shareholders conducted via live audio webcast for the following purposes:

1.	To elect as directors the eight nominees named in the Proxy Statement, each for a one-year term;
2.	To consider an advisory vote to approve the compensation of the company’s named executive officers;
3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the company for the year ending December 31, 2021;
4.	To approve the Badger Meter, Inc. 2021 Omnibus Incentive Plan;
5.	To vote on a shareholder proposal requesting a report on board diversity; and
6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors recommends a vote “FOR ALL NOMINEES" in Proposal 1 and “FOR” Proposals 2, 3 and 4 and “AGAINST” Proposal 5.  The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

Holders of record of our common stock at the close of business on February 26, 2021 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Shareholders are entitled to one vote per share.

By Order of the Board of Directors

William R. A. Bergum,
Secretary

March 19, 2021

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, American Stock Transfer & Trust Company, LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares via the Internet or by using a toll-free telephone number provided on the proxy card. Or you can mark your votes on the proxy card we have enclosed, sign and date it, and mail it in the postage-paid envelope we have provided. Instructions for using these convenient services are set forth on the proxy card. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on April 30, 2021

This Proxy Statement and our 2020 Annual Report on Form 10-K are available at

www.proxyvote.com

2021 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT TABLE OF CONTENTS

BADGER METER, INC.

4545 West Brown Deer Road

Milwaukee, Wisconsin 53223

PROXY STATEMENT

To the Shareholders of BADGER METER, INC.

We are furnishing you with this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Badger Meter, Inc. (“company”) to be used at our Annual Meeting of Shareholders (the “Annual Meeting”), which will be held virtually via the internet on Friday, April 30, 2021, at 8:30 a.m. CT and at any adjournment or postponement thereof.

Attendance and Participation.  Due to the public health impact of the COVID-19 pandemic, and to support the health and well-being of our shareholders, employees and communities, this year’s annual meeting will be conducted on the internet via webcast.  You will be able to participate online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/BMI2021.  Shareholders will be able to vote their shares electronically during the Annual Meeting.

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card.  The Annual Meeting will begin promptly at 8:30 a.m. CT.  We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 8:15 a.m. CT.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins.

Questions.  Shareholders may submit pertinent questions during the Annual Meeting which will be answered as time allows.  If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/BMI2021, typing your question into the “Ask a Question” field, and clicking “Submit.” Any questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our Investor Relations website as soon as practical after the Annual Meeting.  Additional information regarding the ability of shareholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available at www.virtualshareholdermeeting.com/BMI2021.

Technical Difficulties.  Information regarding technical support, including toll free phone resources during the virtual Annual Meeting, will be available at www.virtualshareholdermeeting.com/BMI2021.  We are not incorporating by reference any of the websites, or content of such websites, listed in this Proxy Statement.

If you execute a proxy, you retain the right to revoke it at any time before it is voted by giving written notice to us, by submitting a valid proxy bearing a later date or by voting your shares online during the Annual Meeting. Unless you revoke your proxy, your shares will be voted at the Annual Meeting as you instructed in your proxy. Anyone who is a shareholder of record as of the close of business on February 26, 2021 (the “record date”) may virtually attend the Annual Meeting and vote. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, you may not vote at the Annual Meeting unless you first obtain a proxy issued in your name from your broker, nominee, fiduciary or other custodian.

As of the record date, we had 29,160,391 shares of common stock, par value $1 per share, outstanding and entitled to vote. You are entitled to one vote for each of your shares of common stock.

If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, you will receive a full meeting package including a voting instruction form to vote your shares. Your broker, nominee, fiduciary or other custodian may permit you to vote by the Internet or by telephone. A broker non-vote occurs when your broker, nominee, fiduciary or other custodian submits a proxy card with respect to your shares, but declines to vote on a particular matter, either because such nominee elects not to exercise its discretionary authority to vote on the matter or does not have discretionary authority to vote on the matter. Your broker, nominee, fiduciary or other custodian has the authority under New York Stock Exchange (“NYSE”) rules to vote your unvoted shares on certain routine matters like the ratification of Ernst & Young LLP as the company’s independent registered public accounting firm for 2021, but not the election of directors or other proposals.

We commenced distribution of this Proxy Statement and accompanying form of proxy on or about March 19, 2021.

NOMINATION AND ELECTION OF DIRECTORS

You and the other holders of the common stock are entitled to elect eight directors at the Annual Meeting. If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of the election of each of the eight nominees for director identified below. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares with your specific voting instructions for the election of directors. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast.

Directors will be elected by a plurality of votes cast at the Annual Meeting (assuming a quorum is present). If you do not vote your shares at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, and a quorum is present, it will have no impact on the election of directors. Once elected, a director serves for a one-year term or until his/her successor has been duly appointed, or until his/her death, resignation or removal.

If a director receives more “withheld” votes than “for” votes in an uncontested election, then according to the process described in the company’s current bylaws, that director will tender his or her resignation to the Chairman of the Board of Directors following certification of the shareholder vote, and the Chairman will refer the resignation to the Board of Directors' Resignation Committee to consider whether or not to accept such resignation. Thereafter, the board will disclose its decision regarding whether to accept the director’s resignation (or the reason(s) for rejecting the resignation, if applicable) in a Current Report on Form 8-K furnished to the Securities and Exchange Commission.

The nominees of the Board of Directors for director, together with certain additional information concerning each such nominee, are identified below. All of the nominees are current directors of our company. If any nominee is unable or unwilling to serve, the named proxies have discretionary authority to select and vote for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Nominees for Election to the Board of Directors

The Board of Directors currently consists of eight directors.  Proxies may not be voted for any individuals who are not nominees.

The following section provides information as of the date of this Proxy Statement about each of the eight nominees. The information presented includes information each director has given us about his/her age, positions held, principal occupation and business experience for the past five years, and the names of other companies, some of which are publicly-held, of which he/she currently serves as a director or has served as a director during the past five years.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he/she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board.

Summary Information for Board of Directors Candidates

	Todd A. Adams	Kenneth C. Bockhorst	Gale E. Klappa	Gail A. Lione	James W. McGill	Tessa M. Myers	James F. Stern	Glen E. Tellock
Age	50	48	70	71	65	45	58	60
Tenure (years)	4	3	11	9	1	2	5	4
Independent	Yes	No	Yes	Yes	Yes	Yes	Yes	Yes
Diversity -Gender				√		√
Diversity - Race or Ethnicity
Other Public Boards	1	0	2	0	1	0	0	1
Meeting Attendance	100%	100%	100%	100%	100%	100%	100%	100%

Skills and Experience Summary (number of Director Candidates with Skill / Experience)

Executive Leadership ●●●●●●●●	Finance/Accounting ●●●●◌◌◌◌	Global Business ●●●●●●●●
M&A ●●●●●●●●	Utility/Water Sector ●●●●◌◌◌◌	Sales & Marketing ●●●●●●●◌
Manufacturing Operations ●●●●●●◌◌	Technology/Software ●●●●◌◌◌◌	Risk/Governance ●●●●●●●●

Detailed Information for Board of Directors Candidates

Name	Business Experience During Last Five Years
Todd A. Adams

Rexnord (a producer of process and motion control components and water management products, headquartered in Milwaukee, WI): Chairman, President and Chief Executive Officer. Mr. Adams joined Rexnord in 2004 where his prior roles included President of the Water Management platform, Senior Vice President & Chief Financial Officer, and Vice President - Controller & Treasurer. Prior to Rexnord, Mr. Adams held senior financial roles with The Boeing Company, APW Ltd., Applied Power and IDEX. Mr. Adams’ public company leadership and complex manufacturing expertise as well as experience in water management solutions are an excellent combination of skills to provide advice and insights for the company.

Kenneth C. Bockhorst

Badger Meter, Inc.: Chairman, President and Chief Executive Officer. Mr. Bockhorst joined Badger Meter as Chief Operating Officer in October 2017 and was promoted to President in April 2018, Chief Executive Officer in 2019 and Chairman of the Board in 2020.  Prior to Badger Meter, he served six years at Actuant Corporation (a diversified industrial company; now named Enerpac Tool Group), most recently as Executive Vice President of the Energy segment. Prior to Actuant, he held product management and operational leadership roles at IDEX and Eaton. He has significant global operational and M&A experience which enables him to provide the board with valuable advice and insights.

Name	Business Experience During Last Five Years
Gale E. Klappa

WEC Energy Group (one of the nation’s premiere electric and natural gas delivery companies, headquartered in Milwaukee, WI): Executive Chairman, February 2019 to present; previously Chairman and CEO from 2004 to May 2016 and October 2017 to January 2019; Non-Executive Chairman from May 2016 to October 2017. President from 2003 to August 2013. Mr. Klappa is a director of WEC Energy Group and its wholly owned subsidiary, Wisconsin Electric Power Company, and Associated Banc-Corp. Mr. Klappa has significant experience as a former CEO of a major public company and several regulated public utility companies. Further, he has in-depth knowledge of utility metering needs and financial and accounting matters. He is able to provide valuable advice and insights to the company in these areas.

Gail A. Lione

Dentons (a global law firm): Senior Counsel. Georgetown University School of Law: Adjunct Professor of Intellectual Property Law. Former Adjunct Professor of Intellectual Property Law at Marquette University School of Law. The Harley-Davidson Foundation: Retired President. Harley-Davidson, Inc.: Former Executive Vice President, General Counsel & Secretary and Chief Compliance Officer. Ms. Lione is a director of privately-held Sargento Foods Inc. Ms. Lione is a Senior Fellow of the ESG Center of the Conference Board.  She has significant legal and management experience in manufacturing that includes securities law, intellectual property, corporate governance and corporate compliance, as well as human resources issues, which enables her to provide valuable advice and insights to the company.

James W. McGill

Retired Executive – Eaton Corporation (global power management company): President-Electrical Sector Americas, Eaton from 2015 to his retirement in 2017; President Electrical Products Group 2013-2015; other roles of global responsibility including Chief Human Resources Officer.  Mr. McGill is a director of Powell Industries.  Mr. McGill has significant public company and global leadership experience and expertise in human resources, continuous improvement, and corporate governance, which allows him to provide valuable advice and insights to the company.

Tessa M. Myers

Rockwell Automation (world’s largest company dedicated to industrial automation and information, headquartered in Milwaukee, WI): Global Vice President-Software & Control. Ms. Myers has more than 20 years of experience serving in a variety of sales, channel management, and regional business unit leader roles including global responsibilities in Singapore and Canada for Rockwell.  Throughout her marketing, product management and engineering roles, she has developed expertise in “smart” devices, data and analytics connectivity and Internet of Things (IoT) which allows her to provide valuable advice and insights to the company.

James F. Stern

A. O. Smith Corporation (a manufacturer of water heating equipment and water treatment and air purification products, headquartered in Milwaukee, WI): Executive Vice President, General Counsel and Secretary since 2007. Mr. Stern serves on the Board of Governors of the Water Quality Association.  He has more than 30 years of experience in management, corporate governance and M&A. For the past several years he has chaired A. O. Smith’s global water treatment steering committee, focusing on strategy, expansion and alignment of the water treatment businesses. Prior to joining A. O. Smith, Mr. Stern was a partner at Foley & Lardner LLP in Milwaukee, WI.  Mr. Stern’s legal, international and water background provides valuable advice and insights to the company.

Name	Business Experience During Last Five Years
Glen E. Tellock

Lakeside Foods (a premier private brand supplier of high quality canned and frozen vegetables, headquartered in Manitowoc, WI): President and Chief Executive Officer since May 2016.  Mr. Tellock has announced his intent to retire as CEO in June, 2021.  Previously, Mr. Tellock served The Manitowoc Company, Inc. from 1991 to 2015, holding various leadership positions including Chief Financial Officer, until his appointment as President and Chief Executive Officer in 2007 and Chairman, President and Chief Executive Officer in 2009. Prior to The Manitowoc Company, Inc., Mr. Tellock held roles at The Denver Post Corporation and Ernst & Whinney. Mr. Tellock currently serves on the board of Astec Industries, Inc. Mr. Tellock’s past experience as Chief Executive Officer of a public manufacturing company and current experience at Lakeside Foods enables him to provide valuable advice and insights to the company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR ALL NOMINEES” AS IDENTIFIED ABOVE

Independence, Meetings and Committees

The Board of Directors held five meetings in 2020. A closed session for only independent directors was held following each of the regular board meetings. All members of the board attended the Virtual 2020 Annual Meeting of Shareholders. It is the board’s policy that all directors participate in the Annual Meeting of Shareholders, unless unusual circumstances prevent such attendance.

Our Board of Directors has three standing committees: the Audit and Compliance Committee (referred to as the Audit Committee), the Compensation Committee and the Corporate Governance Committee (referred to as the Governance Committee). The Board of Directors has adopted written charters for each committee, which are available on our website at badgermeter.com under the selection “Company”- “Investors”-“Governance”-“Governance Documents.”

In making independence determinations, the board observes all criteria for independence established by the Securities and Exchange Commission (“SEC”), the NYSE, and other governing laws and regulations. The board has determined that each of the directors (other than Mr. Bockhorst) (i) is “independent” within the definitions contained in the current NYSE listing standards and our Principles of Corporate Governance; (ii) meets the categorical independence standards adopted by the board (set forth below); and (iii) has no other “material relationship” with the company that could interfere with his/her ability to exercise independent judgment. In addition, the board has determined that each member of the Audit Committee and Compensation Committee, respectively, meets the additional independence standards of the NYSE.

Committee Composition and Functions

Committee	Primary Committee Functions
Audit and Compliance Glen E. Tellock, Chair Todd A. Adams Tessa M. Myers James F. Stern 2020 Meetings - 6

•  oversees our financial reporting process on behalf of the board and reports the results of its activities to the board

•  selecting and engaging, with shareholder ratification, an independent registered public accounting firm (1)

•  discussing with the independent registered public accounting firm and internal auditors the scope and results of audits

•  monitoring our internal controls, ethics and compliance risk management

•  pre-approving and reviewing audit fees and other services performed by our independent registered public accounting firm

•  establishes and oversees procedures for the receipt, retention and treatment, on a confidential basis, of any concerns regarding questionable accounting, internal controls or auditing matters

•  two members (Mr. Tellock and Mr. Adams) qualify as an “audit committee financial expert” as defined by the SEC; all members meet the financial literacy requirements of the NYSE

Compensation Todd A. Adams, Chair Gale E. Klappa Gail A. Lione James W. McGill 2020 Meetings - 3

•  reviews and establishes all forms of compensation for our executive officers and directors

•  oversees our compensation plans, including the various stock plans

•  reviews the various management development and succession programs

•  addresses compensation-related risks

Corporate Governance Gale E. Klappa, Chair Gail A. Lione Tessa M. Myers James F. Stern 2020 Meetings - 2

•  oversees all matters related to director performance, including the recommendation of nominees for the Board of Directors

•  assists the Board of Directors in providing oversight of the company’s environmental, social and governance program

•  oversees all corporate governance matters, including monitoring and evaluating board and committee skills, experience, tenure, diversity and performance and developing and recommending to the board the company’s Principles of Corporate Governance

(1) In overseeing the independent registered public accounting firm, the Audit Committee, among other things, (i) reviews the independence of the independent registered public accounting firm; (ii) reviews periodically the level of fees approved for the independent registered public accounting firm and the pre-approved non-audit services it has provided; (iii) reviews the performance, qualifications and quality control procedures of the independent registered public accounting firm; (iv) reviews the selection of the lead engagement partner; (v) conducts the periodic consideration and impact of independent auditor rotations; and (vi) reviews the scope of and overall plans for the annual audit and the internal audit program.

Leadership Structure

Mr. Bockhorst was appointed Chairman of the Board in January 2020.  The Board of Directors believes it is in the best interests of the company to combine the positions of Chairman and CEO because it provides unified leadership and direction.   In addition, Mr. Bockhorst has an in-depth knowledge of the business that enables him to effectively set appropriate board agendas and ensure processes and relationships are established with both management and the independent directors, as the board works together to oversee the company’s management and affairs.  The board retains the authority to modify this leadership structure as and when appropriate to best address the company’s circumstances and advance the interests of all shareholders.

Because our Chairman is not an independent director, our independent directors believe it is appropriate to appoint an independent director as a Lead Outside Director. Our Lead Outside Director, if elected as a director on an annual basis by our shareholders, serves for a three-year term and if reappointed, can serve up to two consecutive terms.  The Lead Outside Director works with our Chairman and CEO and other board members to provide strong, independent oversight of our management and affairs. Among other things, our Lead Outside Director serves as the principal liaison between the Chairman and our independent directors and chairs the closed sessions that consist of only our independent directors. Mr. Klappa currently serves as the independent Lead Outside Director.

Board Role in Risk Oversight

Our Board of Directors recognizes the importance of effective risk oversight in running a successful business and fulfilling its fiduciary responsibilities to the company and its shareholders.  Our board is responsible for assuring that an appropriate culture of risk management exists within the company and for setting the right “tone at the top.”  The board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value.

A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the company. The full Board of Directors participates in an annual enterprise risk management assessment, which includes, among other things, an assessment of cyber security risk. In this process, risk is assessed by management throughout the business. A report is provided and presented to the board annually, which is reviewed thoroughly.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risks, including overseeing the integrity of the company’s financial statements, qualifications and independence of the independent registered public accounting firm, internal controls and general corporate ethics and compliance. In addition, the Audit Committee annually reviews and assesses the effectiveness of the company’s overall compliance program. The Compensation Committee focuses on compensation risks including risks associated with our workforce and the administration and structure of our employee benefit plans. The Governance Committee focuses on corporate governance policies and practices that help mitigate risk as well as risks associated with the environment, climate change and social issues.

Corporate Responsibility – ESG (Environmental, Social, Governance)

With the support and oversight of our Board of Directors, we continue to advance the tenets of sustainability and corporate responsibility.  The Board, primarily through its Governance Committee, provides oversight of the company’s overall approach to environmental, social and governance matters. The approach is informed by regular engagement with shareholders and other stakeholders. In connection with this oversight, the board and the Governance Committee have reviewed the company’s sustainability strategy and regularly discuss this strategy with management.

The following reflects a few of the key recent actions, activities and highlights representing the company’s continuous improvement efforts across ESG matters:

•

Employee health, safety and well-being remains a top priority for the company.  We improved safety as measured by TCIR (total case incident rate) to 0.65 in 2020, down approximately 32% from the prior year.  COVID-19 health and safety measures implemented include remote work, robust on-site safety protocols (temperature screening, face coverings, and manufacturing modifications to accommodate social distancing, among others) and enhanced sick leave benefits.

•	Began collecting global Greenhouse Gas (GHG) emissions data in 2020 to set a baseline for our global emissions and serve as the starting point to establish longer term GHG reduction goals.
•

In 2020, we refreshed our company values to strengthen the employee experience and to win in a competitive marketplace. Significant enhancements included a focus on diversity, continuous improvement and environmental responsibility.

•

Formalized our commitment to diversity, equity & inclusion:  We believe that developing a diverse and inclusive business makes us and society stronger, energizes our growth through customer engagement and helps us attract and retain talent.

•	Provided certain diversity statistics for the company’s employees: 40% of our executive officers are diverse (three women, one Latino); 40% of our employee population is female.
•	Added family friendly policies including remote work and two-week paid paternity leave.
•	Implemented and completed a pay equity study, taking action to make adjustments where warranted.
•	Conducted investor outreach to gain feedback and assess priorities surrounding a variety of sustainability, diversity, compensation and governance matters.

For more information on ESG, please visit: https://www.badgermeter.com/sustainability-and-ethics/

Nomination of Directors

All members of the Governance Committee meet the definition of independence set forth by the NYSE. The Governance Committee has responsibility for recommending nominees for our Board of Directors. The board has adopted a policy by which the Governance Committee will consider nominees for board positions, as follows:

•	When a vacancy occurs on the Board of Directors, the Governance Committee will initiate and oversee a search process for potential new candidates for Board of Director positions.
•

The Governance Committee will review each candidate’s qualifications in light of the needs of the Board of Directors and the company, considering the current mix of director attributes and other pertinent factors.

•	The following minimum qualifications must be met by each director nominee:
•	Each director must display the highest personal and professional ethics, integrity and values.
•	Each director must have the ability to exercise sound business judgment.
•

Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the CEO based on that expertise and experience.
•	Each director must be able to represent all shareholders of the company and be committed to enhancing long-term shareholder value.
•	The majority of the directors must be independent, as defined herein and according to applicable rules of the SEC and the listing standards of the NYSE.
•	Each director must have sufficient time available to devote to activities of the board and to enhance his or her knowledge of the company’s business.

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by applicable rules of the SEC.
•

The board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the board’s deliberations and enables the board to better represent all of the company’s constituents.  Accordingly, the board is committed to actively seeking out highly qualified women and racial/ethnically diverse minority candidates, as well as candidates with diverse backgrounds, skills and experiences as part of all board searches the company undertakes and will ensure each pool of qualified candidates from which Board nominees are chosen includes candidates who bring racial, ethnic and/or gender diversity.

•	No candidate, including current directors, may stand for reelection after reaching the age of 72.
•

The Governance Committee will consider candidates recommended by shareholders.  There are no differences in the manner in which the Governance Committee evaluates candidates recommended by shareholders and candidates identified from other sources.

•

To recommend a candidate, shareholders should write to the Board of Directors, c/o Secretary, Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536, via certified mail. Such recommendation should include the nominating shareholder’s stock ownership, the candidate’s name and address, a brief biographical description and statement of qualifications of the candidate and the candidate’s signed consent to be named in the Proxy Statement and to serve as a director if elected.

•

To be considered by the Governance Committee for nomination and inclusion in our Proxy Statement, the Board of Directors must receive shareholder recommendations for director no less than 60 days and no more than 90 days prior to the second Saturday in the month of April or as otherwise stated in the company’s Proxy Statement. See “Other Matters” for the deadline for shareholder recommendations for directors with respect to the 2022 Annual Meeting of Shareholders.

During 2020, and as of the date of this Proxy Statement, the Governance Committee did not pay any fees to third parties to assist in identifying or evaluating potential candidates.

Communications with the Board of Directors

Shareholders and non-shareholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Chairman or Lead Outside Director, by submitting such communications in writing to the intended recipient, c/o Secretary, Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536, via certified mail. The Secretary will forward communications received to the appropriate party. However, commercial advertisements or other forms of solicitation will not be forwarded.

Categorical Independence Standards for Directors

The company’s categorical independence standards for directors are contained in the company’s Principles of Corporate Governance, which are annually reviewed by the Governance Committee. If appropriate, changes are recommended to the Board of Directors for approval.

A director who at all times during the previous three years has met all of the following categorical standards and has no other material relationships with Badger Meter, Inc. will be deemed to be independent:

1.

The company has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or CEO does not disqualify a director from being considered independent following that employment.

2.

Neither the director, nor any of his or her immediate family members, has received more than $120,000 per year in direct compensation from the company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the company need not be considered in determining independence under this test.

3.

The director has not been employed by, or affiliated with the company’s present or former internal or external auditor, nor have any of his or her immediate family members been so employed or affiliated (except in a nonprofessional capacity).

4.

Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which any of the company’s present executives serve on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

5.

Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by a company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the company and the director’s or immediate family member’s current employer; the company need not consider former employment of the director or immediate family member.

6.

Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which the company gives directly, or indirectly through the provision of services, more than $1 million per annum or 2% of such organization’s consolidated gross revenues (whichever is greater).

In addition to satisfying the criteria set forth above, directors who are members of the Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following additional criteria:

1.

A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the board, or any other board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the company or any subsidiary thereof, provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service).

2.

A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the board, or any other board committee, be an affiliated person of the company.

3.

If an Audit Committee member simultaneously serves on the audit committees of more than two other public companies, then the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the company’s Audit Committee. The company must disclose this determination in its Proxy Statement.

Available Corporate Governance Information

The company’s Code of Business Conduct, Principles of Corporate Governance, Code of Conduct for Financial Executives and Charters of all current board committees are available on our website at badgermeter.com under the selection “Company” - “Investors” – “Governance”- “Governance Documents”. Copies can also be obtained by writing to the Secretary of Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536.

RELATED PERSON TRANSACTIONS

We had no transactions during 2020, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board of Directors has adopted policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•

A “related person” means any person who is, or was at some time since the beginning of the last fiscal year, (a) one of our directors, executive officers or nominees for director, (b) a greater than five percent beneficial owner of our common stock, or (c) an immediate family member of the foregoing; and

•

A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Governance Committee certain information relating to related person transactions for review, approval or ratification by the Governance Committee. Disclosure to the Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the Board of Directors.

Certain related person transactions are deemed pre-approved, including, among others, (a) any transaction with another company, or charitable contribution, grant or endowment to a charitable organization, foundation or university, at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the company’s total annual revenues or the charitable organization’s total annual receipts, and (b) any transaction involving a related person where the rates or charges involved are determined by competitive bids.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information concerning persons known by us to beneficially own more than five percent of our common stock as of February 26, 2021.

Name	Aggregate Number of Shares	Percent of Common Stock Beneficially Owned
BlackRock, Inc.	4,725,276	16.2%	(1)
55 East 52nd Street New York, NY 10055
The Vanguard Group, Inc.	3,286,785	11.3%	(1)
100 Vanguard Boulevard Malvern, PA 19355
Impax Asset Management Group plc	1,840,773	6.3%	(1)
30 Panton Street, 7th Floor London UK SW1Y 4AJ

(1)	Beneficial ownership at December 31, 2020 per Schedule 13G and/or 13F filings.

The following table sets forth, as of February 26, 2021, the number of shares of common stock beneficially owned and the number of exercisable options outstanding by (i) each of our directors and nominees, (ii) each of the executive officers named in the Summary Compensation Table set forth below (referred to as the named executive officers or “NEOs”), and (iii) all of our directors and executive officers as a group. SEC rules define “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to such security.

Named Executive Officers and Director Nominees	Aggregate Number of Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Beneficially Owned (1)
Todd A. Adams	2,627	*	(2)
Kenneth C. Bockhorst	43,514	*	(3)
Gale E. Klappa	19,025	*	(4)
Gail A. Lione	17,256	*
James W. McGill	1,021	*
Tessa M. Myers	4,553	*
James F. Stern	7,306	*
Glen E. Tellock	7,306	*
Gregory M. Gomez	44,083	*	(5)
William J. Parisen	3,794	*	(6)
Kimberly K. Stoll	12,786	*	(7)
Robert A. Wrocklage	10,391	*	(8)
All Director Nominees and Executive Officers as a Group (17 persons, including those named above)	232,811	0.8%	(9)

*	Less than one percent
(1)

Unless otherwise indicated, the beneficial owner has sole investment and voting power over the reported shares, which includes shares from stock options that are currently exercisable or were exercisable within 60 days of February 26, 2021.

(2)

Does not include deferred director fee holdings of 9,903 phantom stock units held by Mr. Adams under the Badger Meter Deferred Compensation Plan for Directors. The value of the phantom stock units is based upon and fluctuates with the market value of the common stock. When a participant chooses to exit the plan, the phantom stock units are paid out only in cash.

(3)

Mr. Bockhorst has sole investment and voting power over 8,147 shares he holds directly, 251 shares in our Employee Savings and Stock Ownership Plan, 16,092 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 26, 2021 and 19,024 shares of restricted stock.

(4)	Mr. Klappa shares voting power with his spouse for 12,019 of the reported shares, and sole power for the remainder.
(5)

Mr. Gomez has joint investment and voting power with his spouse over the 13,060 shares held directly, and sole investment and voting power over 13,158 shares in our Employee Savings and Stock Ownership Plan, 16,011 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 26, 2021 and 1,854 shares of restricted stock.

(6)

Mr. Parisen has sole investment and voting power over 464 shares he holds directly, 264 shares in our Employee Savings and Stock Ownership Plan, 1,198 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 26, 2021 and 1,868 shares of restricted stock.

(7)

Ms. Stoll has sole investment and voting power over 5,810 shares in our Employee Savings and Stock Ownership Plan, 2,148 shares she holds directly, 2,380 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 26, 2021 and 2,021 shares of restricted stock.   She has shared investment and voting power over 427 shares she owns with her spouse.

(8)

Mr. Wrocklage has joint investment and voting power with his spouse over the 2,316 shares held directly, and sole investment and voting power over 170 shares in our Employee Savings and Stock Ownership Plan, 2,210 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 26, 2021 and 5,695 shares of restricted stock.

(9)	For the group, the percentage was calculated by including all shares that the members have the right to acquire within 60 days of February 26, 2021.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about our executive compensation programs for 2020 and discusses the compensation decisions that we made with respect to our Named Executive Officers (NEOs).   For 2020, our NEOs were:

•	Mr. Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer;
•	Mr. Robert A. Wrocklage, Senior Vice President – Chief Financial Officer;
•	Ms. Kimberly K. Stoll, Vice President – Sales and Marketing;
•	Mr. Gregory M. Gomez, Vice President – Global Flow Instrumentation and International Utility; and
•	Mr. William J. Parisen, Vice President – Global Operations.

Overview of Compensation Policies and Procedures

Our executive compensation program for all executive officers, including each NEO, is administered by the Compensation Committee. The Compensation Committee is composed of four independent directors.

The Compensation Committee is committed to developing and implementing an executive compensation program that rewards our executives for achieving specific strategic goals of the company and directly aligns the interests of all executive officers with the interests of shareholders.  Some highlights of our executive compensation program are as follows:

•	The executive compensation program is designed to attract and retain qualified executive officers, as well as motivate and reward individual and company performance.
•

The Compensation Committee strives to achieve a fair and market competitive compensation structure for our executive officers, including each NEO that supports our business by establishing an emphasis on balancing critical annual objectives and long-term strategy without encouraging excessive risk-taking.

•	The payment of annual incentive compensation is directly linked to the attainment of performance goals approved by the Compensation Committee. See “Total Compensation and Link to Performance” below.
•

The long-term incentive program is designed to align with shareholder interests by utilizing equity and other awards based on the achievement of long-duration targets in order to ensure that our executive officers are committed to and focused on our long-term success.

•

Compensation policies are structured to drive enterprise financial and operational outcomes in a manner that improves the company’s operational performance, creates shareholder value and aligns the interests of management with the interests of shareholders, in a manner that does not encourage excessive risk taking. To discourage excessive risk taking, the Compensation Committee conducts an annual risk assessment of our compensation plans and places great emphasis on variable and equity-based incentive compensation and stock ownership by executive officers.  See “Risk Assessment” below.

While the Compensation Committee retains sole authority in making its decisions and recommendations regarding executive compensation, it considers and reviews, among other things:

•

Compensation data obtained through an independent executive compensation consultant for competitive businesses of similar size and business activity. The data considered includes information relative to both base salary and bonus separately and on a combined basis, as well as total cash and long-term incentive compensation.   The Compensation Committee reviews this market-based data as one reference point for compensation practices as well as a source of comparative information to assist in determining various components of compensation. However, it does not use this information to mathematically calculate compensation nor limit itself to any specified range. The Compensation Committee reviews market-based data in general terms and uses its judgment and discretion to address individual circumstances rather than simply targeting a level of compensation that falls within a specific range of the data.
•

Our financial performance as a whole relative to the prior year, our annual financial and strategic plans and other meaningful financial data, such as sales, profitability, return on invested capital, cash generated from operations, primary working capital and overall financial position.

•

The recommendations of the CEO with regard to the other executive officers, including the NEOs (the CEO does not participate in determining or recommending compensation for himself). The CEO’s recommendations are given significant weight by the Compensation Committee, but the Compensation Committee remains responsible for all decisions on compensation levels for the executive officers and on our executive compensation policies and executive compensation programs.

•

Shareholder input and outreach.  The Compensation Committee considers the results of advisory “say-on-pay” shareholder votes when making compensation decisions. The company currently holds say-on-pay votes annually, which is consistent with the results of the shareholder advisory vote on “say-on-pay frequency” that was held at the 2017 annual meeting. At the 2020 annual meeting, approximately 95% of shares voting approved the compensation of the company’s executive officers on an advisory basis. Based on this result, the Committee concludes that our shareholders affirmatively support the company’s executive compensation philosophy, program and decisions.  From time to time, we also meet or speak with various shareholders to discuss corporate governance, executive compensation and other matters. The Compensation Committee has considered, and will continue to seriously consider, feedback from these discussions as they review and evaluate our corporate governance practices and executive compensation program.  As an example, this thoughtful, two-way dialogue with shareholders, combined with benchmark compensation data from the company’s independent executive compensation consultant, resulted in several modifications to the company’s annual bonus and long term incentive plan designs for 2021, as described in greater detail in the “Amount and Elements of Compensation” section below.   The Compensation Committee believes these modifications further strengthen our pay-for-performance philosophy as well as further enhance alignment with shareholder interests for 2021 and beyond.

Executive Compensation and Governance Practices and Standards

We endeavor to maintain sound governance practices and standards consistent with our executive compensation philosophies. Below is a summary of those practices and standards:

What We Do	What We Do Not Do
✓Use performance metrics that align pay with performance	✘Provide excise tax gross ups ✘Provide excessive executive perquisites

✓Cap payouts under our annual cash bonus and long-term incentive plans

✓Have robust stock ownership guidelines for our CEO, NEOs and all executive officers

✓Apply clawback provisions to annual cash bonus and long-term incentive plans

✓Engage an independent compensation consultant that reports to the Compensation Committee

✘Provide single-trigger change-in-control severance benefits ✘Reprice stock options ✘Provide incentive programs that encourage excessive risk taking

✓Prohibit short sales, hedging or pledging of our stock by our executive officers and directors

✓Comprise the Compensation Committee of entirely independent directors

✓Require a double trigger in change-of-control provisions

✓Compensation Committee regularly meets in executive session without management present

✓Compensation Committee performs an annual risk assessment of compensation practices

Role of Compensation Consultant

For 2020, the Compensation Committee engaged Willis Towers Watson PLC (“WTW”), an independent executive compensation consultant. The Compensation Committee generally engages an independent compensation consultant and has the authority to approve fees and other terms of the engagement. The consultant’s duties were to evaluate executive compensation, to discuss with the Compensation Committee general compensation trends, to provide the Compensation Committee with competitive market data relating to the compensation of each of our NEOs, and to assist our CEO in developing compensation recommendations to present to the Compensation Committee for the executive officers other than himself. The compensation consultant provides the Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The executive compensation consultant does not make specific recommendations on individual compensation amounts for the executive officers, nor does the consultant determine the amount or form of executive compensation. The Compensation Committee has assessed the independence of WTW pursuant to SEC rules and NYSE listing standards and affirmatively determined that WTW's services have not raised any conflicts of interest.

Total Compensation and Link to Performance

We strive to compensate our executive officers at market competitive levels, with the opportunity to earn above-median compensation for above-market performance, through programs that emphasize variable, performance-based incentive compensation in the form of annual cash payments, equity-based awards and a long-term incentive program. To that end, total executive compensation is tied to company performance and is structured to ensure that, due to the nature of our business, there is an appropriate emphasis on balancing critical annual objectives and long-term strategy.   We also strive to strike a balance between company financial performance and the individual performance of our executive officers. For example, the annual bonus plan is based primarily on a specific annual financial target, but includes an individual performance component for each NEO other than our CEO. The long-term incentive plan, in contrast, is based solely on financial performance, and includes awards based upon financial targets measured over a three-year performance period, and equity grants that increase or decrease in value with changes in the stock price. These programs are further described under “Amount and Elements of Compensation” below.

For those compensation components where individual performance is a consideration, individual performance is considered as part of the overall evaluation process. This evaluation of individual performance impacts the annual adjustment to base salaries for all of our executive officers and also may impact payments made under the annual bonus plan for all officers except the CEO.  For the period disclosed, the Compensation Committee determined that the performance of all executive officers was satisfactory.  As such, annual base salary adjustments were made for each executive officer based upon recommendations from the CEO (for all executive officers except the CEO) and the judgment of the Compensation Committee, and there were no discretionary increases or decreases to payments made under the annual bonus plan for 2020.

Compensation Actions in Response to the COVID-19 Pandemic

At the onset of the COVID-19 pandemic, we implemented a set of actions in response to the evolving market demand conditions and underlying uncertainty created by the pandemic, prioritizing the safety of our employees, customers, and communities while demonstrating agility and the ability to serve customers by maintaining production and business operations.  These actions included temporary base salary reductions of 20% for all employees, including our executive officers, for a total of nine weeks during the period from April – June 2020.  We reduced the matching contribution for our Employee Savings and Stock Ownership Plan (ESSOP) for all non-union participants, including executives for 2020. Other discretionary spending reductions were also executed.  These cost reductions helped to minimize workforce reductions and enabled the company to continue making strategic investments important to the company’s long term success.

No structural changes were made to the company’s annual or long term incentive targets for 2020.  The pandemic’s impact on the company’s annual and long-term incentive compensation programs in 2020 was relatively modest, reflective of the critical and essential nature of our products and the resiliency of our business model.   In determining whether to make any compensation adjustments, the Compensation Committee reviewed the company’s performance relative to its peers, as well as its ability to address safety measures, implement cost reduction activities and generate cash.  As a result of the review, and as noted above, no structural changes were made to the company’s annual or long term incentive targets for 2020.  However, an adjustment was made to the company’s calculation of adjusted operating earnings to add back one-time COVID-19 related expenses (as further described within the “Amount and Elements of Compensation - Annual Bonus Plan for 2020” section below).  This adjustment was applicable to all salaried employees who participate in the annual bonus program, including our executive officers.  In addition, the Compensation Committee agreed that the base salary compensation to which the annual bonus achievement percentage was applied would ignore the nine week salary reduction of 20% for all salaried employees, including executive officers.

In summary, we believe that the total compensation paid or awarded to our executive officers during 2020 was consistent with our financial performance and the individual performance of each of the executive officers overall and in relation to the implications of COVID-19 on the business. Based on our analysis and the advice of WTW, we also believe that the compensation was reasonable in its totality and is consistent with our compensation philosophies as described above.

Amount and Elements of Compensation

The Compensation Committee determines the amounts and elements of compensation under our compensation program for our executive officers. The program involves base salaries, benefits, short-term annual cash bonus plan and a long-term incentive program currently utilizing a mix of stock options, restricted stock awards and cash incentives.

Peer Group and Compensation Survey Data. Compensation levels are established for each executive officer by the Compensation Committee, with general reference to data supplied by WTW on organizations of similar size and business activity. For 2020, WTW provided data from two sources: general industry survey data and the recent proxy statements of a peer group selected by the company and approved by the Compensation Committee. The general industry survey data was obtained from the 2020 WTW Executive Compensation Database Survey. This compensation data incorporates primarily publicly-traded companies, and has a broad definition of similar business activity, thereby providing a comprehensive basis for evaluating Badger Meter’s compensation compared to market. The survey includes salaries, bonus opportunities, total cash compensation, long-term incentive compensation and total direct compensation. Where appropriate, the data was size-adjusted using regression analysis based on company revenues.

We developed a peer group of thirteen comparable publicly-held manufacturing companies that have business operations similar to ours (the “peer group”). The compensation information for the five highest paid executives at each of the thirteen companies was obtained from the proxy statements of the companies and compared to the compensation of our five highest paid executives. The Compensation Committee annually reviews and approves the appropriateness of the selected peer group.   The companies in the peer group for 2020 were:

A.O. Smith	Helios	Perma-Pipe
CIRCOR International	Itron, Inc.	Rexnord Corporation
ESCO Technologies	Lindsay Corporation	Watts Water Technologies
Franklin Electric Co.	Mueller Water Products
Gormann-Rupp	Northwest Pipe Co.

Base Salary. Our policy is to pay executive officers at market, with appropriate adjustments for performance and levels of responsibility. To aid the Compensation Committee in its understanding of each executive officer’s performance and levels of responsibility, the Compensation Committee is given a five-year history, which sets forth the base salary, short-term incentive awards, and long-term compensation of each such officer.

Base salary increases across all executive officers for calendar year 2020 were approved by the Compensation Committee on November 7, 2019 and ranged from 2.0% to 9.0%.  These increases were based primarily on our philosophy to set base salaries at market to maintain competitive salary levels, but they also reflect salary progression to market for less tenured executives and the positive impact each of our executive officers had on our financial and strategic results in 2019.

Base salary increases for our executive officers for calendar year 2021 were approved by the Compensation Committee on November 12, 2020 and ranged from 3.0% to 9.0%.  These increases were based primarily on our philosophy to set base salaries at market to maintain competitive salary levels, but they also reflect salary progression to market for less tenured executives and the positive impact each of our executive officers had on our financial and strategic results in 2020.  As noted above, each of the NEOs took a 20% pay decrease for a nine week period between April and June 2020 in an effort to reduce costs in connection with the COVID-19 pandemic.

Annual Bonus Plan for 2020. Our annual bonus plan is designed to reward executive officers, along with other leaders and most salaried employees of Badger Meter. The plan is intended to provide a competitive level of compensation when performance objectives and metrics are achieved. Under the annual bonus plan, the target bonus level for the CEO was 100% of base salary and the target bonus levels for all other NEOs ranged from 35% - 55% of base salary in 2020, depending on scope of the NEOs duties and responsibilities. The targets set pursuant to the annual bonus plan for 2020 were comprised of two components - a financial factor based on the attainment of a certain level of adjusted operating earnings and individual performance for all officers except the CEO.

The Compensation Committee approves the target level of adjusted operating earnings used for the financial component of the determination of an executive’s annual bonus at the beginning of each year. For 2020, the target financial factor was approved on February 13, 2020 and was based on achieving an increase in adjusted operating earnings of 8.0% over 2019.

Per the terms of our annual bonus plan, the Compensation Committee may make adjustments to reported operating earnings for certain items such as pension settlement, curtailment or termination charges, costs (other than internal labor) associated with actual or potential acquisitions, results of newly acquired entities for the first twelve months after the effective date of acquisition and other non-operating items such as significant gains or losses from the disposal or impairment of long-term assets. For 2020, the Compensation Committee approved an adjustment to operating earnings (and the related bonus payments) for costs associated with acquisition due diligence and closing incurred in 2020, as well as an adjustment for one-time COVID-19 related expenses as mentioned above.  The one-time COVID-19 adjustment included costs for items associated with the implementation of various health and safety protocols such as health screenings, temperature check stations, face coverings, plant layout changes to maintain distancing, emergency pay, employee transportation costs and other similar unplanned expenses necessary to continue operating during the pandemic.

Details of the annual bonus targets and achievement specific to executive officers, including our NEOs, for 2020 were as follows (in millions):

	2020 Annual Bonus Scale			2020 Annual Bonus Achievement
	Threshold	Target	Maximum	Actual
2020 Adjusted Operating Earnings	$62.34	$67.30	$71.50	$67.86
Bonus Payout	50%	100%	200%	113.4%
% Operating Earnings Increase from 2019	0%	8%	15%	8.9%

The 2020 annual bonus for each executive officer, except the CEO, could also be adjusted up or down 10% at the discretion of the Compensation Committee. Further, the Compensation Committee has the authority to award special performance bonuses.   No such adjustments were made for 2020 for the regular program, and there were no special performance bonuses.

Annual Bonus Plan Design Modifications for 2021. As previously discussed, the Compensation Committee considered compensation data and market trends obtained through WTW, an independent executive compensation consultant, and insight and perspective on its compensation programs from shareholders.  As a result of this information, management recommended, and the Compensation Committee approved on February 11, 2021, changes to the financial performance metrics to be utilized for the annual bonus plan.

Beginning with calendar year 2021, achievement and payouts under the annual bonus plan will be based upon two, equally weighted, financial performance metrics - adjusted EBITDA (50% weighting) and adjusted absolute free cash flow (50% weighting). We generally define EBITDA as GAAP net earnings plus interest, income taxes, depreciation and amortization.  We define absolute free cash flow as GAAP cash flow from operations less capital expenditures.  The company believes EBITDA is an important supplemental measure of performance and is frequently used by analysts, investors, lenders and other interested parties in evaluating companies in our industries.   Further, the company believes absolute free cash flow is in an important metric as it captures the company’s ability to generate cash and therefore, grow the company’s revenues, profits, and returns over time. Similar to the current annual bonus plan, the Compensation Committee may make adjustments to reported EBITDA and absolute free cash flow for certain unusual or non-recurring items at its discretion.  There is no change to the discretionary plus/minus 10% achievement adjustment at the discretion of the Compensation Committee described above.

Details of the annual bonus targets utilizing the two financial performance metrics for 2021 (in millions) are as follows:

	2021 Annual Bonus Scale
	Threshold	Target	Maximum
2021 Adjusted EBITDA	$97.6	$101.7	$106.1
2021 Absolute Free Cash Flow	$67.7	$70.8	$74.1
Bonus Payout	50%	100%	200%

In setting the 2021 financial performance targets, the Compensation Committee considered multiple factors, including: our annual financial and strategic business plans; our historical performance; the projected contributions of recently completed acquisitions; carry-over implications of accruals and adjustments, and other factors the Compensation Committee deemed appropriate.

Long-Term Incentive Plan (referred to as LTIP)

LTIP for 2020 and Years Prior.  We grant annual long-term incentive compensation awards to each of our executive officers in an amount determined by our Compensation Committee. The purpose of the long-term incentive grants is to align our executive officers’ interests with those of our shareholders, and to present an opportunity for our executive officers to gain or increase their equity interests in our stock. See “Common Stock Ownership Guidelines and Hedging and Pledging Policies” below.

For 2020, long-term incentive compensation awards for the executive officers were comprised of 30% restricted stock awards, 30% stock option awards and 40% cash bonus. The mix was intended to provide balance between performance-oriented, long-term incentive vehicles (stock options and cash bonus) and retention-oriented long-term incentive vehicles (restricted stock). The granting of stock options and the use of a cash bonus tied to an extended performance period serves to encourage the executive officers to direct efforts that will ultimately align our executive compensation program with our shareholders’ interests over the long term. We believe that the granting of restricted stock also serves to encourage our executive officers to direct their efforts to increase shareholder value.

In determining the amount of incentive compensation to be awarded to each NEO under the LTIP, we consider the mix of long-term incentives provided by companies in the competitive market data supplied by WTW and the peer group as a guidepost, but we primarily structure the long-term incentive mix based on our compensation objectives. Specifically, the nature and amount of the long-term incentive compensation awarded to each of the NEOs was based primarily on our desire to ensure that executive compensation is tied to our performance, with an appropriate balance focused on our long-term versus short-term performance. The mix of the long-term incentive awards was the same for each of the NEOs in 2020. Furthermore, the individual performance of each NEO was considered as part of the overall evaluation process, with the Compensation Committee determining that the performance of each of the NEOs was satisfactory.

In addition to the annual stock option and restricted stock grants described above, one-time stock awards may be granted to new executive officers either upon hire or within one year of becoming an executive officer.  No such awards were granted to NEOs in 2020.

In selecting a date of grant for any stock awards, the Compensation Committee establishes a date that avoids any inference of timing such awards to the release of material non-public information. Restricted stock awards use an average of the prior 10 days closing prices to determine the number of shares granted based on a predetermined dollar value. Stock option awards are granted with an exercise price equal to the closing price of our common stock on the date of grant.

In addition to stock option and restricted stock awards, our LTIP incentive plan in 2020 provided for cash-based performance unit awards to all executive officers, including the NEOs.  Under the LTIP cash award program, the Compensation Committee established three-year adjusted operating earnings goals that were the basis for threshold, target and maximum payout amounts for the three-year performance period. At the threshold, target and maximum levels of operating earnings, the executive officers earn 50%, 100% and 200%, respectively, of the target cash payout for each officer, with the payouts pro-rated for performance between these amounts. The table below summarizes the threshold, target, and maximum operating earnings goals (in millions) for each granted performance period, as well as the actual achievement (in millions) for the most recently completed three-year performance period:

	LTIP Incentive Plan (Cash Award) - Adjusted Operating Earnings Targets			LTIP Incentive Achievement
Performance Period	Threshold (50%)	Target (100%)	Maximum (200%)	Actual
2018 - 2020	$190.1	$210.0	$229.4	$189.4 (0%)
2019 - 2021	$196.1	$215.2	$235.0	NA
2020 - 2022	$202.4	$218.5	$232.2	NA

Adjusted operating earnings utilized to determine achievement for the LTIP cash award is determined in a manner similar to the annual bonus plan and is subject to the same potential and approved adjustments as described above.

LTIP Plan Design Modifications for 2021.  As previously discussed, the Compensation Committee considered compensation data and market trends obtained through WTW, an independent executive compensation consultant, and insight and perspective on its compensation programs from shareholders.  As a result of this information, management recommended, and the Compensation Committee approved on February 11, 2021, changes to the LTIP award mix and financial performance metrics.

Beginning in 2021, awards under the LTIP will be comprised of two forms of equity compensation - restricted stock awards and performance share units (PSUs). The restricted stock awards will vest ratably over three years from the date of grant.  The company will discontinue the practice of granting stock options under the LTIP and the former performance-based LTIP cash incentive will be replaced by the aforementioned PSUs, with a modestly different weighting as described below.

Achievement and vesting of the PSUs will be based upon two, equally weighted, financial performance metrics – adjusted free cash flow conversion (50% weighting) and adjusted return on invested capital (ROIC) (50% weighting) as measured over a three-year performance period.  We generally define free cash flow conversion as free cash flow divided by net earnings before special items.  We believe free cash flow conversion is a valuable metric that captures the efficient generation and use of cash.  We generally define ROIC as net operating profit after-tax, utilizing a fixed tax rate, divided by the simple average of beginning and ending net debt plus shareholder’s equity.  We believe ROIC is a valuable metric that is utilized to ensure that our executives remain focused on effectively employing capital, while maximizing shareholder value creation in the execution of our growth strategy.  The PSUs are only earned if performance targets are achieved at the end of a three-year measurement period (i.e., no interim or pro rata vesting).  Additionally, the achievement levels - 50% threshold, 100% target, and 200% maximum - remain unchanged from the current LTIP plan design.

The intent of these changes is to further align the company’s LTIP with prevailing market practices and to enhance the emphasis on performance-based equity compensation, whereby 70% of the CEO’s and 50% of the other NEO’s LTIP compensation is variable and based on the achievement of objective performance criteria.  The LTIP award mix weighting between restricted stock awards and PSUs also is intended to promote share ownership (along with our equity ownership guidelines) and motivate our executives to succeed in the long-term. The Committee intends to continue to emphasize the use of performance-based awards for executive officers in future years.

Target-level vesting of the 2021-2023 PSUs based on free cash flow conversion will be achieved if the company delivers 115% free cash flow conversion over the 2021-2023 performance period, which the Committee believes is meaningfully difficult, but is achievable and appropriate for our industry.  If the company does not achieve at least 100% free cash flow conversion, this portion of the 2021-2023 PSUs will not vest.  The maximum vesting level of 200% would require 125% free cash flow conversion or greater for the 2021-2023 performance period.

In setting the 2021-2023 ROIC targets, the Compensation Committee considered multiple factors, including: our annual financial and long-term strategic business plans; investor expectations; peer and broader market historical performance and Badger Meter’s historical performance.  The ROIC targets are established at levels that are intended to incentivize achievement of our long-term strategic plans and the continuous improvement of returns relative to historic levels and our ongoing cost of capital.  Given performance targets for the 2021-2023 cycle are based on long-term strategic and business plans and our policy is not to provide specific earnings guidance, specific targets are not disclosed prior to the end of the performance period as the Compensation Committee believes that disclosure would cause competitive harm to the company.  Vesting of the 2021-2023 PSUs based on ROIC have similar achievement levels – 50% threshold, 100% target and 200% maximum.

Salaried Employee Annual Cash Bonus

Annual cash bonuses are also paid to various salaried employees using the same adjusted operating earnings threshold and target levels as used for the executive officers and previously described under “Amount and Elements of Compensation - Annual Bonus Plan for 2020.” For 2020, approximately 340 salaried employees participated in that bonus plan. The annual bonus plan modifications for 2021 described above will also be effective for this employee group.

In addition, the company authorized a discretionary bonus for approximately 150 non-union, hourly/non-exempt employees in the US, not otherwise eligible to participate in the salaried employee annual cash bonus, or other incentive bonus programs.  This discretionary bonus was authorized in appreciation for their exceptional performance, customer focus and commitment in 2020, and in recognition of the nine week 20% wage reduction at the onset of the COVID-19 pandemic.

Other Benefits

Salary Deferral Plan. All executive officers are eligible to participate in a Salary Deferral Plan described in Note 1 of the “Nonqualified Deferred Compensation Table” below. The Compensation Committee believes that it is appropriate to offer this program to enable the executive officers to better manage their taxable income and retirement planning. Based on its analysis and the advice of WTW, the Compensation Committee believes that this program is competitive with comparable programs offered by other companies. As of December 31, 2020, one executive officer, who is an NEO, had a balance in the Salary Deferral Plan.  For more information, see “Salary Deferral Plan” below.

Supplemental Retirement Plans. We offer a supplemental retirement plan to certain employees, including executive officers. The purpose of this plan is to compensate certain employees for compensation reductions caused by salary deferrals or by regulatory compensation limitations on qualified plans. The Compensation Committee believes that this supplemental retirement plan is appropriate to attract and retain qualified executives. For more information, see “Retirement Benefits” below.

Additional Benefits. Each executive officer receives his/her choice of either the use of a company-paid leased vehicle for both personal and business purposes, or a vehicle allowance.  All executive officers participate in the Badger Meter, Inc. Employee Savings and Stock Ownership Plan (“ESSOP”) and other benefit plans provided to all of our U.S. employees.  Executive officers are provided with a company-paid long-term disability plan that provides replacement income for approximately 60% of executive base salary and bonus in the event of a qualified long-term disability.  In 2020, the company added two additional benefits for executive officers intended to align their benefits with competitive market practices.  First, executive officers are provided a taxable benefit up to $5,000 of annual financial/estate planning reimbursement.  In addition, executive officers are required to participate in an annual executive physical program designed to proactively identify and address medical issues and health risks.

Clawback Policy.  The company has a Compensation Recoupment Policy (commonly referred to as a “clawback policy”). The clawback policy is designed to ensure that incentive-based compensation is paid to executive officers based on accurate financial statements and ethical and legal conduct. In the event that we are required to prepare an accounting restatement due to the material noncompliance with accounting rules, or we determine that an executive officer engaged in illegal or fraudulent conduct or materially breached the company’s Code of Business Conduct, the result of which is adverse to the company, whether financial or reputational harm, the policy requires the recoupment of certain incentive-based compensation that was granted to current or former executive officers of the company who received incentive-based compensation at any time after the effective date of policy and during the three-year period preceding the date on which we are required to prepare the accounting restatement, or, respectively, the date on which we determined the conduct occurred that caused the company the aforementioned harm.

Section 162(m) Limitations. The company’s compensation programs were designed generally to ensure tax deductibility of the compensation paid under the incentive plans based on tax regulations in effect at the time the plans were adopted, including Section 162(m) of the Internal Revenue Code.  In December 2017, the Tax Cuts and Jobs Act of 2017 (“Tax Act”) was enacted in the United States. Among other changes, the Tax Act eliminated prospectively the provisions under Section 162(m) of the Internal Revenue Code that allowed tax deductions for certain performance-based compensation above the $1.0 million deductibility limit for certain executive officers, subject to transitional provisions for compensation and grants awarded prior to November 2017.  Although the Tax Act substantially changed certain elements of tax deductibility of executive compensation, including the loss of certain deductions keyed to the former specified performance-based standards, the Compensation Committee intends to continue to structure compensation programs to be consistent with its pay-for-performance philosophy. During the transition period, the Compensation Committee anticipates taking appropriate action to preserve the deductibility for past awards to the extent reasonably possible and as permitted by transitional provisions.

Tax Gross-ups. The company does not provide tax gross-ups to any of the executive officers.

Potential Payments Upon Termination or Change-in-Control

We have entered into Key Executive Employment and Severance Agreements (each referred to as a KEESA) with all executive officers, whose expertise has been critical to our success, to encourage them to remain with us in the event of any merger or transition period. The Compensation Committee has reviewed these agreements and determined that they are appropriate given competitive market practices. Each KEESA requires a “double-trigger,” providing for payments in the event there is a change-in-control and (1) the executive officer’s employment with us terminates (whether by us, the executive officer or otherwise) within 180 days prior to the change-in-control and (2) it is reasonably demonstrated by the executive officer that (a) any such termination of employment by us (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control, or (b) any such termination of employment by the executive officer took place because of an event that allowed the termination for good reason, which event (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change-in- control or (ii) otherwise arose in connection with or in anticipation of a change-in-control. For more information regarding the KEESAs, see the discussion in “Potential Payments Upon Termination or Change-in-Control” below.

Common Stock Ownership Guidelines and Hedging and Pledging Policies

We believe that it is important to align executive and shareholder interests by defining stock ownership guidelines for our executives. As a result, each executive officer is expected to hold common stock equal to at least two-times his or her annual base salary, except the CEO who is expected to hold common stock equal to at least three-times his annual base salary. New executive officers are expected to achieve this level of stock ownership within a reasonable time, but in any event, within six years of becoming an executive officer. Each executive officer, including each NEO either met the targeted level of stock ownership, or are within the permitted six-year window to achieve the ownership requirement.

Additionally, we have a policy that prohibits our executive officers, as well as our directors, from engaging in short selling, hedging transactions (including the purchase of prepaid variable forward contracts, equity swaps, collars and exchange funds) and from holding our common stock in a margin account or pledging our common stock as collateral for a loan.

Risk Assessment

The Compensation Committee conducts an annual risk assessment of our compensation programs to determine whether our compensation policies and practices are reasonably likely to have a material adverse effect on the company. Based on this assessment, the Compensation Committee believes that our compensation program is balanced and does not motivate or encourage unnecessary or excessive risk taking because of, in part, the following:

•	Base salaries are fixed in amount and thus do not encourage risk taking;
•	Our annual bonus plan is designed to align compensation with our shareholders’ interests over the long term;
•	Our long-term incentive plan uses a mix of performance measures that are designed to reward our executives only if the company is achieving positive long-term growth;
•	We maintain appropriate caps on incentives; and
•	We have limited and appropriate perquisites.

Summary Compensation Table

The following table sets forth information concerning compensation earned or paid to each of the NEOs for each of the last three fiscal years in which they were an NEO, as applicable. The NEOs are our principal executive officer, principal financial officer and three other most highly compensated executive officers employed as of December 31, 2020.

Summary Compensation Table for 2020 (all amounts in $)

						Non-Equity Incentive Plan Compensation		Change in Pension and Non-Qualified
Name & Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Annual Bonus (5)	LTIP Cash (6)	Deferred Compensation (7)	All Other Compensation (8)	Total
Kenneth C. Bockhorst	2020	593,712	—	314,380	317,986	697,410	—	76,854	59,992	2,060,334
Chairman, President &	2019	575,000	—	277,524	278,988	442,750	—	48,578	42,357	1,665,197
CEO	2018	525,000	—	191,258	194,990	293,580	—	22,430	44,393	1,271,651

Robert A. Wrocklage	2020	308,923	—	77,098	77,988	199,584	—	16,524	35,834	715,951
Senior Vice President - Chief	2019	300,000	16,500	59,670	59,987	127,050	—	4,056	34,493	601,756
Financial Officer

Kimberly K. Stoll	2020	246,173	—	40,030	40,489	115,668	—	4,912	39,837	487,109
Vice President - Sales and	2019	245,300	—	37,287	37,492	75,552	38,275	4,024	35,667	473,597
Marketing	2018	238,200	—	36,777	37,500	66,601	51,272	5,080	36,794	472,224

Gregory M. Gomez	2020	246,173	—	40,030	40,489	115,668	—	5,343	33,420	481,123
Vice President - Flow Instru-	2019	244,200	9,768	32,798	32,997	75,214	33,682	3,735	31,608	464,002
mentation and Global Utility	2018	237,100	—	32,342	32,986	66,293	51,272	5,041	33,920	458,954

William J. Parisen	2020	241,346	—	37,068	37,499	99,225	—	1,574	30,651	447,363
Vice President - Global
Operations
(1)	2020 salaries for all executive officers include a temporary reduction of 20% for a total of nine weeks during April – June 2020.
(2)	The amount reflects a discretionary bonus representing a 10% upward adjustment to the annual bonus awarded for exceeding various individual performance goals in 2019.
(3)

For all NEO’s, these amounts reflect the grant date fair value of the restricted stock awards made in each respective year, which is determined based on the market price of the shares on the grant date. More details regarding the assumptions made in valuing these awards can be found under the caption “Restricted Stock” in Note 5 to the Consolidated Financial Statements in our 2020 Annual Report on Form 10-K.  These awards were made on the first Friday of March in each year.

(4)

These amounts reflect the grant date fair value of the option awards made in each respective year. The strike price is the closing price of our common stock on the NYSE on the first Friday of March of each year. The assumptions made in valuing the option awards are included under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements in our 2020 Annual Report on Form 10-K and such information is incorporated herein by reference.

(5)

“Non-Equity Incentive Plan Compensation - Annual Bonus” amounts represent annual incentive bonuses earned during the year indicated but paid in February of the following year. For example, any bonus earned during 2020 was paid in February of 2021 under the bonus program described in the “Compensation Discussion and Analysis”.

(6)

The “Non-Equity Incentive Plan Compensation - LTIP Cash” represents the amount earned for the three-year plan ending as of the year shown under our LTIP plan, as described in the “Compensation Discussion and Analysis”. At the conclusion of each three-year plan, any amounts earned are paid in February of the following year.  No amounts were paid in February 2021 based on plan performance for the three-year performance period 2018-2020.

(7)

“Change in Pension Value and Non-Qualified Deferred Compensation” includes the 2020 aggregate increase in the actuarial present value of each NEO’s accumulated benefit under our non-qualified unfunded supplemental retirement plan, using the same assumptions and measurement dates used for financial reporting purposes with respect to our audited financial statements.  It also includes $124 for Mr. Wrocklage, representing earnings on deferred compensation in excess of 120% of the applicable federal rate.

(8)	“All Other Compensation” for 2020 includes the following items:
a.

Contributions to the Badger Meter, Inc. ESSOP of $4,875 each for Mr. Bockhorst, Mr. Wrocklage, Ms. Stoll and Mr. Parisen and $4,616 for Mr. Gomez.  The defined contribution feature of the plan resulted in contributions of $12,014 for all NEOs except Mr. Bockhorst who received $12,011.

b.	Dividends on restricted stock of $13,881 for Mr. Bockhorst, $4,172 for Mr. Wrocklage, $1,482 for Ms. Stoll, $1,344 for Mr. Gomez and $1,286 for Mr. Parisen.
c.	Vehicle usage of $12,719 for Mr. Bockhorst, $9,000 for Mr. Wrocklage and Mr. Parisen, $12,343 for Ms. Stoll and $9,109 for Mr. Gomez.
d.	Taxable Supplemental Long Term Disability Insurance premiums of $14,496 for Mr. Bockhorst, $3,673 for Mr. Wrocklage, $5,123 for Ms. Stoll, $6,337 for Mr. Gomez and $3,476 for Mr. Parisen.

Grants of Plan-Based Awards

The following table sets forth information regarding all plan-based awards that were granted to the NEOs during 2020, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to an NEO during the year. Non-equity incentive plan awards are awards that are not subject to FASB ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period. For 2020, there are no equity incentive-based awards, which are equity awards subject to a performance condition or a market condition as those terms are defined by FASB ASC Topic 718.

Grants of Plan-Based Awards for 2020

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock	All Other Option Awards:	Exercise	Grant Date Fair Value of
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Awards: Restricted Shares (#)	Securities Underlying Options (#)	Price of Option Awards ($/share)	Stock and Option Awards ($)
Kenneth C. Bockhorst	Mar 6, 2020					4,987			314,380
	Mar 6, 2020						18,181	63.04	317,986
	Feb 13, 2020	(1)	212,000	424,000	848,000
	Feb 13, 2020	(2)	307,500	615,000	1,230,000
Robert A. Wrocklage	Mar 6, 2020					1,223			77,098
	Mar 6, 2020						4,459	63.04	77,988
	Feb 13, 2020	(1)	52,000	104,000	208,000
	Feb 13, 2020	(2)	88,000	176,000	352,000
Kimberly K. Stoll	Mar 6, 2020					635			40,030
	Mar 6, 2020						2,315	63.04	40,489
	Feb 13, 2020	(1)	27,000	54,000	108,000
	Feb 13, 2020	(2)	51,000	102,000	204,000
Gregory M. Gomez	Mar 6, 2020					635			40,030
	Mar 6, 2020						2,315	63.04	40,489
	Feb 13, 2020	(1)	27,000	54,000	108,000
	Feb 13, 2020	(2)	51,000	102,000	204,000
William J. Parisen	Mar 6, 2020					588			37,068
	Mar 6, 2020						2,144	63.04	37,499
	Feb 13, 2020	(1)	25,000	50,000	100,000
	Feb 13, 2020	(2)	43,750	87,500	175,000

(1)

These awards were granted in 2020 under the three-year LTIP for potential payout in 2023. See the discussion of the plan in “Compensation Discussion and Analysis – Amount and Elements of Compensation.”

(2)

These awards were granted in 2020 under the annual bonus plan to be paid out in 2021. The actual results in 2020 resulted in payouts which are discussed in the “Compensation Discussion and Analysis – Amount and Elements of Compensation.”

Stock Awards represent the fair value of restricted stock awards granted to each NEO on March 6, 2020 under the 2011 Omnibus Incentive Plan and are valued at the closing price of the common stock on that date ($63.04 per share). The restricted stock vests 100% after three years from the date of grant. Dividends on the restricted shares are accrued during the vesting period and paid to the recipient upon full vesting of the shares.

Option Awards represent the fair value of stock options granted to each NEO on March 6, 2020. The assumptions made in valuing the option awards are included under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements in our 2020 Annual Report on Form 10-K and such information is incorporated herein by reference. All options granted on March 6, 2020 have an exercise price set at the closing price of the common stock on that date ($63.04 per share). All option awards vest at 20% per year over five years. The per share value of the options is $17.49 for the NEOs. All unvested option awards are forfeited on retirement or termination of employment for cause or otherwise. The option awards are not subject to any performance-based or other material conditions.

Outstanding Equity Awards At Year-End

The following table sets forth information on outstanding option and stock awards held by the NEOs at December 31, 2020, including the number of shares underlying both exercisable and unexercisable portions of each stock option award as well as the exercise price and expiration date of each outstanding option.

Outstanding Equity Awards as of December 31, 2020

	Option Awards (1)				Stock Awards (1)
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (3)	Shares of Stock That Have Not Vested (#) (2)	Market Value of Shares of Stock That Have Not Vested ($) (4)
Kenneth C. Bockhorst	4,216	6,324	48.200	Mar 2, 2028	19,024	1,789,397
	3,065	12,264	59.850	Mar 1, 2029
	-	18,181	63.040	Mar 6, 2030
Robert A. Wrocklage	659	2,637	59.850	Mar 1, 2029	5,695	535,672
	-	4,459	63.040	Mar 6, 2030
Kimberly K. Stoll	675	-	28.330	Mar 3, 2025	2,021	190,095
	577	577	33.975	Mar 4, 2026
	889	1,043	36.450	Mar 3, 2027
	810	1,217	48.200	Mar 2, 2028
	412	1,648	59.850	Mar 1, 2029
	-	2,315	63.040	Mar 6, 2030
Gregory M. Gomez	2,836	-	25.645	Mar 1, 2023	1,854	174,387
	2,818	-	27.180	Mar 7, 2024
	3,378	-	28.330	Mar 6, 2025
	2,308	578	33.975	Mar 4, 2026
	1,376	918	36.450	Mar 3, 2027
	713	1,070	48.200	Mar 2, 2028
	362	1,451	59.850	Mar 1, 2029
	-	2,315	63.040	Mar 6, 2030

William J. Parisen	385	1,538	59.850	Mar 1, 2029	1,868	175,704
	-	2,144	63.040	Mar 6, 2030

(1)

There were no awards outstanding for any of the NEOs as of December 31, 2020 that were related to equity incentive programs, the realization of which would depend on specific financial or performance outcomes.

(2)

Restricted stock awards vest 100% after three years from date of grant, with the exception of a one-time restricted stock grant to Mr. Bockhorst on October 11, 2017 in the amount of $700,000 (13,579 shares), which vests ratably over a five-year period, a one-time restricted stock grant to Mr. Wrocklage on August 15, 2018 in the amount of $300,000 (5,791 shares), which vests ratably over a five-year period and a one-time restricted stock grant to Mr. Parisen on August 1, 2018 in the amount of $60,000 (1,163 shares), which vests ratably over a five-year period.

(3)	All other stock options vest as follows:

Expiration Date	Grant Date	Vesting Term	Full Vesting
Mar 1, 2023	Mar 1, 2013	20% per year	Mar 1, 2018
Mar 7, 2024	Mar 7, 2014	20% per year	Mar 7, 2019
Mar 6, 2025	Mar 6, 2015	20% per year	Mar 6, 2020
Mar 4, 2026	Mar 4, 2016	20% per year	Mar 4, 2021
Mar 3, 2027	Mar 3, 2017	20% per year	Mar 3, 2022
Mar 2, 2028	Mar 2, 2018	20% per year	Mar 2, 2023
Mar 1, 2029	Mar 1, 2019	20% per year	Mar 1, 2024
Mar 6, 2030	Mar 6, 2020	20% per year	Mar 6, 2025

(4)	The market value was determined utilizing the December 31, 2020 stock price of $94.06.

Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options exercised during 2020 for each of the NEOs on an aggregate basis. It also gives the number of shares of restricted stock that vested during 2020 and the value of the March vesting (if applicable) for all NEOs at a price of $62.60 per share.

Option Exercises and Stock Vested for 2020

	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vested Shares ($)
Kenneth C. Bockhorst (1)	—	—	2,716	191,451
Robert A. Wrocklage (2)	—	—	1,158	77,378
Kimberly K. Stoll	—	—	1,031	64,541
Gregory M. Gomez	4,800	222,264	907	56,778
William J. Parisen (3)	—	—	232	14,523

(1)	Mr. Bockhorst’s stock award vesting includes 2,716 shares vested on October 11, 2020 at a value of $70.49 per share associated with his new hire grant.
(2)	Mr. Wrocklage’s stock award vesting includes 1,158 shares vested on August 15, 2020 at a value of $66.82 per share associated with his new hire grant.
(3)	Mr. Parisen’s stock award vesting includes 232 shares vested on August 1, 2020 at a value of $62.60 per share associated with his new hire grant.

For further details regarding stock options and restricted stock, see the description of the LTIP in “Compensation Discussion and Analysis – Amount and Elements of Compensation.”

Retirement Benefits

Qualified Defined Contribution Plan

We maintain a defined contribution retirement plan (through the ESSOP) covering all domestic salaried employees, including each NEO.

Under the defined contribution plan, each applicable NEO has an account balance which is credited annually with dollar amounts equal to a percentage of compensation (3% in 2020), plus 2% of compensation in excess of the Social Security wage base. Individuals then invest the funds in various investment vehicles offered to all employees. Any amounts exceeding qualified plan limits are reflected in the “Non-Qualified Unfunded Supplemental Retirement Plan” section below. Amounts credited in 2020 for each NEO was $12,014 except for Mr. Bockhorst who was credited with $12,011.  These are included in “All Other Compensation” in the Summary Compensation Table for 2020. Such amounts were credited to their accounts in early 2021.

Non-Qualified Unfunded Supplemental Retirement Plan

Since benefits under our retirement programs are based on taxable earnings, any deferral of salary or bonus can result in a reduction of these benefits. To make executives whole for this reduction, participants in the salary deferral program also participate in a non-qualified unfunded supplemental retirement benefit plan designed to compensate for reduced retirement benefits caused by the deferral of salary. Benefits under this plan represent the difference between normal retirement benefits that the executive officer would have earned if no salary had been deferred, and the reduced benefit level due to the salary deferral.

Internal Revenue Service regulations limit the amount of compensation to be considered in qualified benefit calculations to $285,000 in 2020, and varying amounts for prior years. Any employee, including any NEO, whose compensation is in excess of the Internal Revenue Service limits also participates in the non-qualified unfunded supplemental retirement plan. Benefits from this plan are calculated to provide the participant the same retirement benefits as if there were no compensation limit. These benefits are included in the table below.

The following table sets forth the actuarial present value of each NEO’s accumulated benefit under the Non-Qualified unfunded supplemental retirement plan, assuming benefits are paid at normal retirement age based on current levels of compensation and the present value of the supplemental plan.

Non-Qualified Unfunded Supplemental Retirement Plan As of December 31, 2020

Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2020 ($)
Kenneth C. Bockhorst	3.3	147,862	—
Robert A. Wrocklage	2.4	20,456	—
Kimberly K. Stoll	12.4	22,459	—
Gregory M. Gomez	36.6	22,466	—
William J. Parisen	2.4	1,574	—

Non-qualified Deferred Compensation

The following table sets forth annual executive officer and company contributions under the non-qualified deferred compensation plan, as well as any withdrawals, earnings and fiscal year-end balances in this plan.

Non-Qualified Deferred Compensation for 2020 ($)

Name	Executive Contributions in 2020 (1)	Company Contributions in 2020	Aggregate Earnings in 2020 (2)	Aggregate Withdrawals/ Distribution	Aggregate Balance at December 31, 2020
Robert A. Wrocklage	23,169	—	158	—	23,327

(1)

All executive officers are eligible to participate in a Salary Deferral Plan. Under this plan, executive officers may elect to defer up to 50% of their annual base salary and up to 100% of their annual bonuses. Participants may elect to defer payment for a specified period of time or until retirement or separation from service. Participants may also elect a lump-sum payout or annual installments up to ten years. Interest is credited quarterly on the deferred balances at an annual interest rate equal to the sum of the five-year U.S. Treasury constant maturities rate of interest plus one and one-half percent.  Mr. Wrocklage is currently the only NEO to participate in the plan.

(2)

The portions of the 2020 earnings shown in the above table that are considered above-market (as quantified in Note 6 to the Summary Compensation Table) are also included in the Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

We have entered into Key Executive Employment and Severance Agreements with all executive officers to encourage them to remain with us in the event of any merger or transition period. Each KEESA provides for payments in the event there is a change-in-control and (1) the executive officer’s employment with us terminates (whether by us, the executive officer or otherwise) within 180 days prior to the change-in-control and (2) it is reasonably demonstrated by the executive officer that (a) any such termination of employment by us (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control, or (b) any such termination of employment by the executive officer took place because of an event that allowed the termination for good reason, which event (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control.

There are two forms of the KEESA. The KEESA for the CEO provides for payment of salary and annual incentive compensation of three years, as well as the actuarial equivalent of the additional retirement benefits he would have earned had he remained employed for three more years, continued medical, dental, and life insurance coverage for three years, outplacement services and financial planning counseling. The KEESA for all other executive officers provides for payment of two years of salary and annual incentive compensation, along with two years coverage pursuant to the other benefits set forth above. Any executive officer who receives compensation under the KEESA is restricted from engaging in competitive activity for a period of six months after termination and is required to maintain appropriate confidentiality relative to all company information. The KEESA also provides that, if excise taxes would be imposed because of the golden parachute excise tax provisions of Code Sections 280G and 4999, payments to be made to the executive shall either be (A) paid in full or (B) reduced such that the value of the aggregate total payments that the executive is entitled to receive shall be one dollar ($1) less than the maximum amount which the executive may receive without becoming subject to the tax imposed by Section 4999 of the Code (or any successor provision) or which the company may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision), whichever of clause (A) or (B) results in the receipt by the executive of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local taxes and the excise tax).

For purposes of each KEESA, a “change-in-control” is deemed to have occurred if (1) any person (other than the company or any of its subsidiaries, a trustee or other fiduciary holding securities under any employee benefit plan of the company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of stock in the company) is or becomes the beneficial owner, directly or indirectly, of 25% or more of our voting securities; or (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on July 31, 1999, constituted the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on July 31, 1999 or whose appointment, election or nomination for election was previously so approved; or (3) our shareholders approve a merger, consolidation or share exchange of the company with any other corporation or approve the issuance of our voting securities in connection with a merger, consolidation or share exchange of the company, with limited exceptions; or (4) our shareholders approve a plan of complete liquidation or dissolution of the company or an agreement for the sale or disposition by us of all or substantially all of our assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by us of all or substantially all of our assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the company immediately prior to such sale.

For purposes of each KEESA, “good reason” means that the executive officer has determined in good faith that any of the following events has occurred: (1) any breach of the KEESA by us other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that we promptly remedy; (2) any reduction in the executive officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the executive officer in effect at any time during the 180-day period prior to the change-in-control or, to the extent more favorable to the executive officer, those in effect after the change-in-control; (3) a material adverse change, without the executive officer’s prior written consent, in the executive officer’s working conditions or status with us from such working conditions or status in effect during the 180-day period prior to the change-in-control or, to the extent more favorable to the executive officer, those in effect after the change-in-control; (4) the relocation of the executive officer’s principal place of employment to a location more than 35 miles from the executive officer’s principal place of employment on the date 180 days prior to the change-in-control; (5) we require the executive officer to travel on business to a materially greater extent than was required during the 180-day period prior to the change-in-control; or (6) we terminate the executive officer’s employment after a change-in-control without delivering the required notice, in specified circumstances.

The following table describes the potential payments upon termination and a change-in-control. This table assumes the NEO’s employment was terminated on December 31, 2020, the last day of our prior fiscal year and that the price per share of the company’s securities is the closing market price as of that date.

KEESA Benefits if Exercised at December 31, 2020 ($)

Name	Salary and Incentives	Value of Unvested Options and Restricted Stock	Retirement Benefits	Welfare Benefits & Other	Total
Kenneth C. Bockhorst	6,870,000	3,062,942	112,445	92,912	10,138,299
Robert A. Wrocklage	1,512,000	764,202	36,495	83,882	2,396,579
Kimberly K. Stoll	984,000	468,853	27,923	83,336	1,564,112
Gregory M. Gomez	984,000	432,523	27,923	78,966	1,523,412
William J. Parisen	925,000	294,766	27,264	46,073	1,293,103

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the annual report on Form 10-K for the fiscal year ended December 31, 2020.

Todd A. Adams, Chairman
Gale E. Klappa Gail A. Lione
Gail A. Lione
James W. McGill

Director Compensation

Compensation Philosophy and Role of the Compensation Committee

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the Board of Directors. We believe that our director compensation is competitive relative to the market. Director compensation is determined by the Compensation Committee with approval by the full Board of Directors, and equity programs such as our Director Stock Grant Plans, are approved by shareholders.

Recommendations regarding outside director compensation are made by the Compensation Committee. The Compensation Committee refers to independent director compensation studies provided by the National Association of Corporate Directors (NACD) to obtain relevant market data used in developing compensation recommendations.  All decisions on director compensation levels and programs are made by the full Board of Directors based on the recommendations provided by the Compensation Committee.

Director Compensation Table and Components of Director Compensation

The following table summarizes the director compensation for calendar 2020 for all of the non-employee directors. Mr. Bockhorst did not receive any additional compensation for his services as a director beyond the amounts previously disclosed in the Summary Compensation Table.

Director Compensation for 2020 ($)

Name	Fees Earned or Paid in Cash (3)	Stock Awards (4)	Option Awards (5)	Total
Todd A. Adams	70,000	60,055	-	130,055
Thomas J. Fischer (1)	20,044	-	-	20,044
Gale E. Klappa	78,000	60,055	-	138,055
Gail A. Lione	64,000	60,055	-	124,055
James W. McGill (2)	48,000	60,055	50,000	158,055
Tessa M. Myers	64,000	60,055	-	124,055
James F. Stern	64,000	60,055	-	124,055
Glen E. Tellock	73,000	60,055	-	133,055
Todd J. Teske (1)	20,044	-	-	20,044

(1)	Thomas J. Fischer and Todd J. Teske did not stand for re-election at the 2020 Annual Meeting, fees earned represent a partial year of service for both in calendar 2020.
(2)	James W. McGill was appointed to the Board of Directors in February 2020. Fees earned represent a partial year of service in calendar 2020.
(3)

Retainer. In 2020, non-employee directors on the Board for the entire year received a $64,000 annual retainer. In addition, they are reimbursed for reasonable out-of-pocket travel, lodging and meal expenses. The Lead Outside Director received an annual fee of $10,000.  The chairman of the Audit Committee received an annual fee of $9,000. The chairman of the Compensation Committee received a fee of $6,000.  The chairman of the Governance Committee received $4,000.

(4)

Stock Grants. Each director was awarded a grant of stock valued at $58,000. This number of shares is based on the average of the 10 days’ closing prices on the NYSE prior to and including the closing price on Monday, April 27, 2020.  The 2020 grant is for the number of shares equal to $58,000 rounded down to the nearest whole share using the 10-day average price of $56.785.  The grant date value was determined by the closing price of $58.82 on April 27, 2020.

(5)

Option Awards. New directors receive a one-time option award valued at $50,000 following the annual meeting of their first election by shareholders.  The exact number of options is determined by dividing $50,000 by the Black-Scholes value on that date.  Mr. McGill received a grant as a new independent member of the Board on April 27, 2020 valued at $17.923 per share.  The option fully vests after one year and has a 10-year life.  As of the record date of February 26, 2021, the following directors had outstanding option awards of:  Mr. Adams 2,627, Mr. McGill 2,789, Ms. Myers 2,512, Mr. Stern 2,627 and Mr. Tellock 2,627.

As a result of the review of NACD data and to align director pay to market practices, the Compensation Committee recommended and the Board approved the following changes to director compensation to take effect in 2021:

•	Increased the annual cash retainer to $66,000 from $64,000
•	Increased the annual grant of stock to $60,000 from $58,000
•	Eliminated the new director one-time stock option award of $50,000

Stock Ownership Guidelines. Non-employee directors are required to own four-times their annual board retainer in company stock within five years of first being elected to the board.  As of February 26, 2021, all non-employee directors met this requirement, or are within the permitted five-year window to achieve the requirement. We also prohibit our non-employee directors from engaging in short sales of our common stock, holding our common stock in a margin account, hedging, or pledging our common stock as collateral for a loan.

Badger Meter Deferred Compensation Plan for Directors. Directors may elect to defer their compensation, in whole or in part, in a stock and/or cash account of the Badger Meter Deferred Compensation Plan for Directors, with all such amounts paid in cash upon ultimate distribution from the plan.

Our non-employee directors do not participate in any incentive plans or pension plans, and receive no perquisites, benefits or other forms of compensation, other than as disclosed above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no Compensation Committee interlocks or insider participation.

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Our Board of Directors is committed to and recognizes the importance of responsible executive compensation practices. We have designed our executive compensation program to attract, motivate, reward, and retain senior management required to achieve our corporate objectives and to align compensation practices with our shareholders’ interest.

As required by Section 14A of the Securities Exchange Act, we provide our shareholders with an opportunity to provide an advisory vote to approve the executive compensation of our named executive officers. This annual advisory vote, commonly referred to as “Say on Pay”, is not binding. However, our Board of Directors and the Compensation Committee will review and consider the outcome of the advisory vote when making future compensation decisions for our executive officers. Shareholders are asked to vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers (NEOs), as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, and compensation tables and any related material disclosed above in this Proxy Statement, is hereby APPROVED.

In addition to reviewing the summary below, we encourage you to carefully review the information on our compensation policies and decisions regarding our NEOs presented in the Compensation Discussion and Analysis as well as the information contained in the preceding Compensation Tables.

We employ a strong pay-for-performance philosophy for our entire executive team, including our NEOs. Our compensation philosophy and compensation programs have resulted in compensation that reflects our financial results and other performance factors described in the Compensation Discussion and Analysis, as well as stock price performance. We achieve these objectives through the following:

•	A total compensation package that is targeted at the median of our peer companies;
•	A total compensation package that is structured so that a majority of compensation opportunities are delivered through short- and long-term incentives;
•	A short-term incentive driven primarily by our financial earnings performance, and secondarily by key nonfinancial metrics;
•

A long-term incentive program that, in keeping with prevailing industry practice, is significantly driven by financial performance, along with a mix of equity awards to further tie compensation to stock price performance as well as enhance retention; and

•	Stock ownership guidelines that continue to tie executives’ interests to shareholders over the long term.

Furthermore, we do not currently use employment contracts with our executive officers nor provide severance protection other than following a change-in-control of our company. We believe our change-in-control protections are in the best interests of our shareholders. Further, we maintain double-trigger protection (requiring a change-in-control and subsequent employment termination) following a change-in-control for any executive officer, including our NEOs.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of the non-binding advisory resolution above. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares on this proposal with your specific voting instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast. The advisory vote to approve compensation of NEOs will be approved if the votes "FOR" exceed the votes "AGAINST."  Abstentions will have no effect on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NON-BINDING ADVISORY RESOLUTION ABOVE.

CEO PAY RATIO

Our principal executive officer in 2020 was Kenneth C. Bockhorst, Chairman, President and CEO.  In 2020, the Compensation Committee reviewed a comparison of the CEO’s total pay to the median total pay of all our employees as described below. The compensation for our CEO in 2020 as disclosed in the Summary Compensation Table for 2020 of $2,060,334 was approximately 54 times the median total pay of employees of $38,375.

Our CEO to median employee pay ratio is calculated in accordance with SEC rules (Item 402(u) of Regulation S-K). As permitted, we used base salary as our consistently applied compensation measure to determine our median employee pay from our employee population, excluding our CEO, as of December 31, 2020. We included all employees, whether employed on a full-time, part-time, or seasonal basis.  For hourly employees, the annual base salary was calculated using a reasonable estimate of hours worked and their hourly wage rate. We annualized base salaries for employees who were employed as of December 31, 2020 but were not employed for the full calendar year. For our non-U.S. employees, we used the foreign exchange rates applicable at December 31, 2020 to convert their base salary into U.S. dollars. We did not make any other assumptions, adjustments, or estimates with respect to base salary pay.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2020 regarding total shares subject to outstanding stock options, warrants and rights and total additional shares available for issuance under our existing equity compensation plan.

Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column 1)(#)
Equity compensation plans approved by security holders
2011 OMNIBUS INCENTIVE PLAN	316,194	37.75	443,370
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	316,194	37.75	443,370

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee (“Audit Committee”) is established by the Board of Directors (“board”) for the primary purpose of assisting the board in overseeing, and assuring the integrity of, the company’s financial statements, the company’s compliance with legal and regulatory requirements, the board’s assessment and management of risk, the independent auditor’s qualifications and independence, the performance of the internal audit function and the work of the independent auditors, and the systems of disclosure and internal controls regarding finance, accounting, legal compliance and ethics that management and the board have established. The Audit Committee meets at least quarterly, reports to the board regularly, and met six times in 2020.

The Audit Committee is vested with all responsibilities and authority required by Rule 10A-3 under the Securities Exchange Act of 1934. It is comprised of the four members of the Board of Directors named below, each of whom is independent as required by the NYSE and U.S. SEC rules currently in effect. The board evaluates the independence of the directors on at least an annual basis. Of the four members of the Audit Committee, Mr. Glen Tellock and Mr. Todd Adams have been determined by the board to be audit committee financial experts as defined by SEC rules. The Audit Committee has the responsibility for the appointment, retention and oversight of the company's independent auditor, the selection of its lead engagement partner, the evaluation of its qualifications, independence and performance, the approval and negotiation of all audit and other engagement fees and the periodic consideration and impact of independent auditor rotation.  The Audit Committee acts under a written charter available on the company’s website at www.badgermeter.com.

Management of the company has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. Management represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2020, including discussing the propriety of the application of accounting principles, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the audited 2020 financial statements with our independent auditors, Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. GAAP.

Additionally, the Audit Committee has done, among other things, the following:

•

met with Ernst & Young LLP, with and without management present, to discuss the results of its annual audit and quarterly reviews, its evaluations of the internal controls, and the overall quality of financial reporting, as well as  matters required to be discussed by professional standards and regulatory requirements as currently in effect;

•	discussed with Ernst & Young LLP those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board;” and
•

received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the U.S. SEC.

All members of the Audit Committee have approved the foregoing report.

Glen E. Tellock, Chairman
Todd A. Adams
Tessa M. Myers
James F. Stern

PRINCIPAL ACCOUNTING FIRM FEES

Fees for professional services provided by the independent registered public accounting firm in each of the last two fiscal years are as follows:

	2020	2019
Audit Fees(1)	$818,000	$841,500
Audit Related Fees	—	—
Tax Fees	—	—
All other Fees	—	—
Total Fees	$818,000	$841,500
(1)	Includes annual financial statement audit and review of our quarterly reports on Form 10-Q.

As part of its duties, the Audit Committee pre-approves services provided by Ernst & Young LLP.  Pursuant to the Audit Committee Charter, the Audit Committee must pre-approve all auditing services and permissible non-audit services to be provided.  In addition, the Audit Committee Charter provides that the Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.  During the fiscal year ending December 31, 2020, all of the audit fees and non-audit services provided by the company’s independent registered public accounting firm were pre-approved by the Audit Committee.  In selecting Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, the Audit Committee has reviewed all 2020 audit services provided by Ernst & Young LLP to make sure they were compatible with maintaining the independence of Ernst & Young LLP.  There were no additional non-audit services performed in 2020.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Ernst & Young LLP, independent registered public accounting firm, to audit the consolidated financial statements of the company for the year ending December 31, 2020, as well as its internal control over financial reporting as of December 31, 2020, and requests that the shareholders ratify such selection.  If shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection.

In determining whether to reappoint Ernst & Young LLP as the company’s independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the following:

•

the length of time Ernst & Young LLP has been engaged by the company as the independent registered public accounting firm.  Ernst & Young LLP has been the company’s auditor since 1927;  benefits of longer tenure include:

o

Enhanced audit quality – Ernst & Young LLP’s significant institutional knowledge and deep expertise of the company’s global business, accounting policies and practices, and internal control over financial reporting enhance audit quality.

o	Competitive fees – Because of Ernst & Young LLP’s familiarity with the company, audit and other fees are competitive with peer companies.
o	Avoidance of costs associated with new auditor – Brining on new Independent Auditors would be costly and require a significant time commitment which could lead to management distractions.
•	Ernst & Young LLP’s historical and recent performance on the audit;
•	an assessment of the professional qualifications and past performance of the lead audit partner and Ernst & Young LLP;
•	the quality of the Audit Committee’s ongoing discussions with Ernst & Young LLP;
•	an analysis of Ernst & Young LLP’s known legal risks and significant proceedings;
•	external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board ("PCAOB") reports on Ernst & Young LLP and its peer firms;

•	the appropriateness of Ernst & Young LLP’s fees, on both an absolute basis and as compared to its peer firms; and
•	Ernst & Young LLP’s independence.

Based on the Audit Committee’s evaluation, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of the company and its shareholders to retain Ernst & Young LLP to serve as the independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of ratifying Ernst & Young LLP as the company’s independent registered public accounting firm. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may choose to vote for you on the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the company, even if you do not provide voting instructions to such nominee.  The Audit Committee’s selection of Ernst & Young LLP as the company's independent registered public accounting firm for the year ending December 31, 2020 will be ratified if the votes “FOR” exceed the votes “AGAINST.”  Abstentions will have no effect on this Proposal.  We do not anticipate any broker non-votes on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

APPROVAL OF THE BADGER METER, INC. 2021 OMNIBUS INCENTIVE PLAN

Our Board of Directors is seeking approval from shareholders for the Badger Meter, Inc. 2021 Omnibus Incentive Plan (“2021 Plan”), including the authority to issue 1,000,000 shares of our common stock under the 2021 Plan, as such number may be adjusted.

Awarding equity-based compensation is part of our executive compensation philosophy and the principle of pay for performance, linking long-term incentives directly to share price. Equity-based compensation also helps us maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.  All of these pay elements are currently delivered under our shareholder-approved Badger Meter, Inc. 2011 Omnibus Incentive Plan (the “Prior Plan”).  If shareholders approve the 2021 Plan, in the future we intend to deliver these or similar pay elements under the 2021 Plan.  We believe that awards under the 2021 Plan will support the creation of long-term value and business returns for our shareholders. We further believe that the 2021 Plan strikes a proper balance between rewarding performance and limiting shareholder dilution.

If the 2021 Omnibus Plan is approved by stockholders, the total number of shares available for awards will be 1,000,000, which represents approximately 3.4% of our outstanding common equity.

A company's burn rate is equal to the total number of stock options granted, time-based restricted stock granted, and any performance shares earned during the company's fiscal year divided by the weighted average common shares outstanding during the fiscal year. Badger Meter’s average burn rate for the last three calendar years was approximately 0.24%.  We will continue to monitor the company's equity use in future years to ensure our burn rate is maintained within competitive market norms.

Upon shareholder approval of the 2021 Plan, the Prior Plan will terminate and no new awards will be granted under the Prior Plan.  As of February 26, 2021, 443,370 shares remain available for additional grants under the Prior Plan.  If our shareholders approve the 2021 Plan, these shares will no longer be available for awards under the Prior Plan and will not become available for awards under the 2021 Plan.  All awards granted under the Prior Plan that are still outstanding upon the approval of the 2021 Plan will remain outstanding and will continue to be subject to all of the terms and conditions of the Prior Plan. As of February 26, 2021, there were 316,194 shares subject to outstanding awards granted under the Prior Plan.

Our Restated Articles of Incorporation authorize the issuance of 40,000,000 shares of common stock, and as of February 26, 2021, there were 29,160,391 shares of common stock issued and outstanding. The market value of one share of common stock as of the close of the market on February 26, 2021 was $108.59.

The following is a summary of the material provisions of the 2021 Plan. A copy of the 2021 Plan is attached to this Proxy Statement as Exhibit A and is incorporated by reference into this Proxy Statement in its entirety. This summary is subject to the language of the 2021 Plan and the text of the 2021 Plan controls if there is any inconsistency between this summary and the 2021 Plan text.

Purposes.  The two complementary goals of the 2021 Plan are to attract, retain and reward outstanding individuals to serve as officers, directors, employees and consultants to our company and to increase shareholder value.

Administration. The 2021 Plan will be administered by our compensation committee with respect to all participants other than non-employee directors and the board with respect to participants who are non-employee directors, or any other committee or subcommittee or one or more of our officers to whom authority has been delegated to the extent permitted by the 2021 Plan (the “Administrator”). The Administrator will have the authority to interpret the 2021 Plan or award agreements covering awards; prescribe, amend and rescind rules and regulations relating to the 2021 Plan; correct any defect, supply any omission or reconcile any inconsistency in the 2021 Plan, any award or any agreement covering an award; and make all other determinations necessary or advisable for the administration of the 2021 Plan.

Eligibility.  The Administrator may designate any of the following as a participant under the 2021 Plan: any officer or other salaried employee; any individual engaged to become an officer or salaried employee; and any consultant or advisor who provides services; or any director, including any non-employee director.  As of February 26, 2021, there were approximately 700 officers or other salaried employees, and seven non-employee directors, eligible to participate in the 2021 Plan.

Types of Awards.  The 2021 Plan permits the Administrator to grant stock options, stock appreciation rights, performance shares, performance units, shares of common stock, restricted stock, restricted stock units, cash incentive awards, dividend equivalent units, or any other type of award permitted under the 2021 Plan. The Administrator may grant any type of award to any participant it selects, but only our employees or our subsidiaries’ employees may receive grants of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Shares Reserved under the 2021 Plan. The 2021 Plan provides that 1,000,000 shares of our common stock are reserved for issuance under the 2021 Plan.  Up to 1,000,000 shares may be issued pursuant to the exercise of incentive stock options. The number of shares reserved for issuance under the 2021 Plan will be reduced on the date of the grant of any award by the maximum number of shares, if any, that may be issuable under the award.

If (a) an award lapses, expires, terminates or is canceled without issuance of shares, (b) the Administrator determines that the shares granted under an award will not be issuable because the conditions for issuance will not be satisfied, (c) shares are forfeited under an award, or (d) shares are issued under any award and we reacquire them pursuant to our reserved rights upon the issuance of the shares, then those shares are added back to the reserve and may again be used for new awards under the 2021 Plan, but shares added back to the reserve under clause (d) may not be issued pursuant to incentive stock options.  In no event will the following shares be added back to the reserve:  shares purchased by us using proceeds from stock option exercises, shares that are tendered or withheld in payment of the exercise price of a stock option or as a result of the net settlement of outstanding stock appreciation rights or shares that are tendered or withheld to satisfy federal, state or local tax withholding obligations.

Non-Employee Director Award Limitation. Subject to the 2021 Plan’s adjustment provisions, the maximum number of shares that may be granted to any non-employee director in any fiscal year cannot exceed the number of shares with a grant date fair value of, when added to any cash compensation received by such non-employee director, $400,000.

Options. The Administrator may grant stock options and determine all terms and conditions of each stock option, which include whether a stock option is an incentive stock option or a nonqualified stock option, the grant date, the number of shares subject to the option, the exercise price, the terms and conditions of vesting and exercise and the term.  However, the exercise price per share of common stock may never be less than the fair market value of a share of common stock on the date of grant and the expiration date may not be later than 10 years after the date of grant.

Stock Appreciation Rights. The Administrator may grant stock appreciation rights (“SARs”). A SAR is the right of a participant to receive cash in an amount, or common stock with a fair market value, equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The 2021 Plan provides that the Administrator will determine all terms and conditions of each SAR, including, among other things: (a) whether the SAR is granted independently of a stock option or relates to a stock option, (b) the grant price, which may never be less than the fair market value of our common stock as determined on the date of grant, (c) a term that must be no later than 10 years after the date of grant, and (d) whether the SAR will settle in cash, common stock or a combination of the two.

Performance and Stock Awards. The Administrator may grant awards of shares of common stock, restricted stock, restricted stock units (“RSUs”), performance shares, or performance units. Restricted stock means shares of common stock that are subject to a risk of forfeiture or restrictions on transfer, which may lapse upon the achievement or partial achievement of performance goals (as described below) or upon the completion of a period of service, or both. An RSU grants the participant the right to receive cash or shares of common stock the value of which is equal to the fair market value of one share of common stock. Performance shares give the participant the right to receive shares of common stock to the extent performance goals are achieved. Performance units give the participant the right to receive cash or shares of common stock valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved or other requirements are met.

The Administrator will determine all terms and conditions of the awards including (a) whether performance goals must be achieved for the participant to realize any portion of the benefit provided under the award, (b) the length of the vesting or performance period and, if different, the date that payment of the benefit will be made, (c) with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock, and (d) with respect to RSUs and performance units, whether the awards will settle in cash, in shares of common stock (including restricted stock), or in a combination of the two.

Incentive Awards. The Administrator may grant annual incentive awards and long-term incentive awards. An incentive award is the right to receive a cash payment (or shares, restricted stock or RSUs) to the extent one or more performance goals are achieved. The performance goals for an annual incentive award must relate to a period of at least one year, and the performance goals for a long-term incentive award must relate to a performance period of more than one year.  The Administrator will determine all terms and conditions of a cash incentive award, including, but not limited to, the performance goals, the performance period, the potential amount payable and the timing of payment. While the 2021 Plan authorizes cash incentive awards to be granted under the 2021 Plan, we may also make cash incentive awards outside of the 2021 Plan.

Dividend Equivalent Units. The Administrator may grant dividend equivalent units.  A dividend equivalent unit is the right to receive a payment, in cash or shares of our common stock, equal to the cash dividends or other cash distributions paid with respect to a share.  The Administrator will determine all terms and conditions of a dividend equivalent unit, including, but not limited to, whether the award will be granted in tandem with another award, whether payment of the award will be made concurrently with dividend payments or credited to a deferred compensation account, whether the award will be settled in cash or shares of our common stock and whether the award will be contingent on performance goals.  Any dividend equivalent unit granted in tandem with another award will include vesting provisions no more favorable to the participant than the tandem award and no dividend equivalent units relating to another award will provide for payment with respect to the award prior to its vesting.

Other Stock-Based Awards. The Administrator may grant to any participant shares of unrestricted stock as a replacement for other compensation to which such participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.

Minimum Vesting Periods. All awards will have a minimum vesting period of one year from the date of grant, except that awards with respect to up to 5% of the total number of shares reserved under the 2021 Plan will not be subject to the minimum vesting period.

Performance Goals. For purposes of the 2021 Plan, the Administrator may establish any objective or subjective performance goals which may apply to any performance award. Such performance goals may include, but are not limited to, one or more of the following measures with respect to our company or any one or more of our subsidiaries, affiliates, or other business units: net income; operating income; income from continuing operations; net sales; cost of sales; revenue; gross income; earnings (including before taxes, and/or interest and/or depreciation and amortization); net earnings per share (including diluted earnings per share); price per share; dividends per share; increase in dividends per share; cash flow; free cash flow; free cash flow conversion; net cash provided by operating activities less net cash used in investing activities; net operating profit; pre-tax profit; ratio of debt to debt plus equity; return on shareholder equity; total shareholder return; return on capital; return on assets; return on equity; return on investment; return on invested capital; return on revenues; operating working capital; working capital as a percentage of net sales; cost of capital; average accounts receivable; economic value added; performance value added; customer satisfaction; customer loyalty or retention; employee safety; employee engagement; market share; cost structure reduction; cost savings; operating goals; operating margin; profit margin; sales performance; or internal revenue growth.  The Administrator reserves the right to adjust any performance goals or modify the manner of measuring or evaluating a performance goal.  The Administrator may establish other performance goals not listed in the plan.

Transferability. Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a participant to (a) designate in writing a beneficiary to exercise the award or receive payment under the award after the participant’s death, (b) transfer an award to a former spouse as required by a domestic relations order incident to a divorce, or (c) transfer an award without receiving any consideration.

Adjustments. If (a) we are involved in a merger or other transaction in which our shares of common stock are changed or exchanged; (b) we subdivide or combine shares of common stock or declare a dividend payable in shares of common stock, other securities, or other property (other than stock purchase rights issued pursuant to a stockholder rights agreement); (c) we effect a cash dividend that exceeds 10% of the fair market value of a share of common stock or any other dividend or distribution in the form of cash or a repurchase of shares of common stock that our board  determines is special or extraordinary, or that is in connection with a recapitalization or reorganization; or (d) any other event occurs that in the Administrator’s judgment requires an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the 2021 Plan, then the Administrator will, in a manner it deems equitable, adjust any or all of (1) the number and type of shares subject to the 2021 Plan and which may, after the event, be made the subject of awards; (2) the number and type of shares of common stock subject to outstanding awards; (3) the grant, purchase or exercise price with respect to any award; and (4) the performance goals of an award.  In any such case, the Administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award, subject to the terms of the 2021 Plan.

The Administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, authorize the issuance or assumption of awards upon terms and conditions we deem appropriate without affecting the number of shares of common stock otherwise reserved or available under the 2021 Plan.

Change of Control. The Administrator may specify in any agreement evidencing an award the effect of a change of control on the award. If the agreement evidencing an award does not specify the effect of a change of control, then, on the change of control, the Administrator may, in its discretion and without the consent of any participant (or other person with rights in an award) affected thereby, determine that any or all outstanding awards will vest or be deemed to have been earned in part or full (assuming the target performance goals provided under such award were met, if applicable), and:

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If the successor or surviving corporation (or parent thereof) so agrees, some or all outstanding awards will be assumed, or replaced with the same type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof) in the change of control transaction. If applicable, each award that is assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after the change of control, to apply to the number and class of securities that would have been issuable to the participant on the consummation of the change of control had the award been exercised, vested or earned immediately prior to the change of control, and other appropriate adjustments in the terms and conditions of the award will be made.

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If the outstanding awards are not assumed or replaced as contemplated above, then the Administrator may provide that all such outstanding awards will be cancelled as of the date of the change of control in exchange for a payment in cash or shares (which may include shares or other securities of any surviving or successor entity or the purchasing entity or any parent thereof) equal to: (a) in the case of an option or SAR, the excess of the fair market value of the shares on the date of the change of control covered by the vested portion of the option or SAR that has not been exercised over the exercise or grant price of the shares under the award, except that if such excess is zero, then the option or SAR will be cancelled without payment; (b) in the case of restricted stock or RSUs, the fair market value of a share on the date of the change of control multiplied by the number of vested shares or units, as applicable; and (c) in the case of performance shares or performance units, the fair market value of a share or the value of the unit, as applicable, on the date of the change of control multiplied by the number of earned shares or units, as applicable.

The effect of a change of control on other stock-based awards and incentive awards will be as set forth in the applicable agreement evidencing the award or as determined by the administrator in its discretion prior to the change of control.

A change of control is defined generally in the 2021 Plan to include (a) certain unrelated persons acquiring ownership of the stock of our company constituting more than 50% of the total fair market value of such stock, (b) certain unrelated persons acquiring persons acquiring ownership of the stock of our company possessing 25% or more of the total voting power of such stock, (c) a change in the majority of our board (other than changes approved by a majority of the incumbent directors), or (d) a change in the ownership of a substantial portion of our assets.

Except to the extent any agreement with us provides for a more favorable result to the participant, upon a change of control, in the event a payment, benefit or transfer to or for the benefit of the participant will be subject to the excise tax imposed by Section 4999, then the payment, benefit or transfer will either be paid in full or reduced to $1 less than the amount that would trigger the excise tax, whichever would result in the greatest after-tax benefit to the participant.

In addition, our board may, in its sole and absolute discretion, amend, modify or rescind the change of control provisions of the 2021 Plan if it determines that the operation of the provisions may prevent a transaction in which we, one of our subsidiaries or one of our affiliates is a party from receiving desired tax treatment, including without limitation requiring that each participant receive a replacement or substitute award issued by the surviving or acquiring corporation.

Term of Plan. Unless earlier terminated by our board, the 2021 Plan will terminate on the 10th anniversary of its effective date.

Termination and Amendment. Our board or the Administrator may amend, alter, suspend, discontinue or terminate the 2021 Plan at any time, subject to the following limitations:

•	Our board must approve any amendment to the 2021 Plan if we determine such approval is required by prior action of our board, applicable corporate law, or any other applicable law;

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Stockholders must approve any amendment to the 2021 Plan to the extent we determine such approval is required by Section 16 of the Exchange Act, the Code, the listing requirements of any principal securities exchange or market on which the shares are then traded, or any other applicable law; and

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Stockholders must approve any amendment to increase materially the 2021 Plan’s share limits or any amendment to the 2021 Plan that would diminish the protections afforded by the repricing and backdating prohibitions of the 2021 Plan.

Subject to the requirements of the 2021 Plan, the Administrator may modify, amend or cancel any award, except that any modification or amendment (other than as provided in the 2021 Plan or the applicable award agreement) that materially diminishes the rights of a participant, or the cancellation of an award, will be effective only if agreed to by the participant or any other person who may then have an interest in the award. We need not obtain participant (or other interested party) consent for any such action (a) to the extent we deem the action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which our common stock is then traded; (b) to the extent we deem the action is necessary to preserve favorable accounting or tax treatment of any award for us; or (c) to the extent we determine that such action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other persons as may then have an interest in the award.

Notwithstanding anything to the contrary in an award agreement, the Administrator will have full power and authority to terminate or cause a participant to forfeit an award, and require the participant to disgorge to us any gains attributable to the award, if the participant engages in any action constituting, as determined by the Administrator in its discretion, cause for termination, or a breach of any award agreement or any other agreement between the participant and us or one of our affiliates concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.

Awards granted under the 2021 Plan, and any shares of our common stock or cash paid under an award, will be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, our company from time to time.

Repricing and Backdating Prohibited.  Except for the adjustments provided for in the 2021 Plan, neither the Administrator nor any other person may amend the terms of outstanding stock options or SARs to reduce their exercise or grant price, cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise or grant price that is less than the exercise or grant price of the awards being cancelled, or cancel outstanding stock options or SARs with an exercise or grant price above the current fair market value of a share in exchange for cash or other securities. In addition, the Administrator may not grant a stock option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such award.

Certain U.S. Federal Income Tax Consequences.  The following summarizes certain U.S. federal income tax consequences relating to the 2021 Plan under current tax law.

Stock Options.  The grant of a stock option will create no income tax consequences to us or the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. The company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Upon the participant’s subsequent disposition of the shares of common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the common stock on the exercise date.

In general, a participant will recognize no income or gain as a result of exercise of an incentive stock option (except that the alternative minimum tax may apply). Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of (a) the gain realized on the disposition, or (b) the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. The company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Restricted Stock.  Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time (less the amount, if any, the participant paid for such restricted stock). The company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the common stock on the date the restrictions lapse. Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to deduct any loss. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

Stock Appreciation Rights.  Any stock appreciation right granted under the 2021 Plan, will in general, be subject to the following federal income tax treatment: (a) the grant of a stock appreciation right does not give rise to any income tax consequences to either us or the participant; and (b) upon the exercise of a stock appreciation right, the participant recognizes ordinary income equal to the amount of any cash plus the fair market value of any shares of common stock received. The company is generally allowed a deduction in an amount equal to the income recognized by the participant.

Performance Shares.  The grant of performance shares will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. The company will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the participant. Upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the participant received the shares.

Performance Units and Restricted Stock Units.  The grant of a performance unit or RSU will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash or shares at the end of the applicable performance or vesting period, the participant will recognize ordinary income equal to the amount of cash or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the employee received the shares.

Incentive Awards.  A participant who is paid an incentive award will recognize ordinary income equal to the amount of cash paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.

Withholding.  In the event we are required to withhold any federal, state or local taxes or other amounts in respect of any income recognized by a participant as a result of the grant, vesting, payment or settlement of an award or disposition of any shares of common stock acquired under an award, we may deduct from any payments of any kind otherwise due the participant cash, or with the consent of the Administrator, shares of common stock otherwise deliverable or vesting under an award, to satisfy such tax obligations. Alternatively, we may require the participant to pay to us, in cash, or make other arrangements satisfactory to us regarding the payment to us of the aggregate amount of any such taxes and other amounts. If shares of common stock are deliverable on exercise or payment of an award, then the Administrator may permit a participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such award by electing to (a) having us withhold shares otherwise issuable under the award, (b) tender back shares received in connection with such award, or (c) deliver other previously owned shares, in each case having a fair market value equal to the amount to be withheld. However, the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for us to avoid an accounting charge.

Additional Taxes Under Section 409A.  If an award under the 2021 Plan is considered non-qualified deferred compensation and such award is neither exempt from nor compliant with the requirements of Internal Revenue Code Section 409A, then the participant will be subject to an additional 20% income tax on the value of the award when it is no longer subject to a substantial risk of forfeiture, as well as interest on the income taxes that were owed from the date of vesting to the date such taxes are paid.

No Guarantee of Tax Treatment.  Notwithstanding any provision of the 2021 Plan, we do not guarantee that (a) any award intended to be exempt from Internal Revenue Code Section 409A is so exempt, (b) any award intended to comply with Internal Revenue Code Section 409A or Section 422 does so comply, or (c) any award will otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will we or any of our affiliates indemnify, defend or hold harmless any individual with respect to the tax consequences of any award.

Internal Revenue Code Sections 162(m), 280G and 4999.  Internal Revenue Code Section 162(m) limits the deduction we can take for compensation it pays to our “covered employees,” generally including our named executive officers, to $1 million per year per individual.  Section 280G and 4999 of the Internal Revenue Code also may limit our income tax deduction and impose a 20% excise tax on certain compensation under the 2021 Plan in the event we undergo a change of control.

New Plan Benefits.  We cannot currently determine the awards that may be granted under the 2021 Plan in the future to the executive officers, non-employee directors or other persons. The Administrator will make such determinations from time to time.

Equity Compensation Plan Information. See “Equity Compensation Plan Information” above.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of approving the 2021 Plan. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares on this proposal with your specific voting instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS EACH SHAREHOLDER VOTE “FOR” THE APPROVAL OF THE BADGER METER, INC. 2021 OMNIBUS INCENTIVE PLAN.

SHAREHOLDER PROPOSAL – PROVIDE REPORT ON INCREASING BOARD DIVERSITY

Badger Meter is not responsible for the content of this shareholder proposal and supporting statement.

A shareholder with confirmed holdings of 524 shares has advised us that it intends to present the following proposal for consideration at our Annual Meeting:

Solutions for Increasing Diversity on Board of Directors

Whereas:  In Corporate America, the value of diversifying boards is gaining traction, though improvement remains slow.  According to a Spencer Stuart report, “[j]ust under one of four new S&P 500 directors (23%) are minorities (defined as African American/Black, Asian, and Hispanic/Latino)”;

Further, the Harvard Business Review (HBR) explains that “[t]he underrepresentation of Black professionals is especially bleak in the highest echelon of corporate America: boards of directors. Although newly-appointed directors are increasingly diverse, 37% of the S&P 500 firms did not have any Black board members in 2019 and Black directors comprised just 4.1% of Russell 3000 board members that same year”;

Badger Meter’s board of directors currently appears to have two women but zero people of color;

In response to shareholder engagement, in 2017 the Company committed to “seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, skills and experiences as part of each Board search the Company undertakes.”  Since then, the Company has elected new board members, including one woman but none who are racially/ethnically diverse.  The Proponent is unaware of any disclosure on whether the Company has fulfilled its commitment to include women and people of color in each board search and believes that additional steps much be taken to address the issue of persistently low levels of diversity on our Company’s board of directors;

To diagnose the economy-wide problem of board diversity, an HBR survey found barriers for diversifying the board in: director recruitments strategies, limited diversity in personal connections of existing board members, ineffective onboarding practices, lack of leadership roles for existing Black board members, and racial discrimination in board dynamics;

When discussing solutions, the HBR article explains the value of increasing board diversity, such as a broadening of the diversity of perspectives and concerns among board members, greater likelihood of prioritizing diversity within the company, and enhanced morale and confidence of diverse employees;

The Proponent belies that examining the causes of the lack of racial and ethnic diversity on the board and committing to concrete steps to diversity the board of directors would serve the long-term value of shareholders and the company.

Resolved:  Shareholders request that the Board of Directors report to shareholders within six months of the annual meeting, at reasonable expense excluding confidential information, on whether and how the company intends to put new, specific action steps in place for increasing board diversity.

Supporting Statement:  The proponent suggests that among the strategies the company could explore include, at board and management discretion, are:  board member diversity quotas, engaging a search firm for each board search, requiring at least two candidates of color in each candidate pool, considering a board refreshment policy, examining the potential limits to increase in diversity from using current board member networks for recruitment, and other strategies that balance candidate qualifications and diversity.

The Board of Directors of Badger Meter recommends that shareholders vote AGAINST this proposal for the following reasons:

Board of Directors’ Statement in Opposition to the Shareholder Proposal

After careful review and consideration, the Board of Directors and its Corporate Governance Committee have concluded that the proposal is unnecessary as it is redundant to the existing principles, policies and ongoing activities as described below.  While there is admittedly more work to be done, Badger Meter has taken specific action steps that demonstrate our ongoing commitment to continuous improvement in fostering diversity, equity and inclusion at the company and on its Board of Directors.

Badger Meter has been and remains committed to advancing diversity and inclusion and continues to make progress in working to attract more women and racial/ethnically diverse individuals to the company and its Board of Directors.  Our commitment is already stated in our annual filings, including our Proxy Statement and Sustainability Report.  The Board agrees with increasing Board diversity, and is actively seeking candidates who would be outstanding additions to our Board as evidenced by our Criteria for Director Nominees in our Principles of Corporate Governance.  Our Board’s diversity representation will continue expanding in the future.

The Board regularly monitors the diverse mix of skills, experience, background and other differentiating characteristics in order to assure that the Board has the necessary skills to perform its oversight function effectively.  The Board also undertakes an annual self-evaluation process led by the Lead Independent Director.  Our existing director selection process is designed to identify and nominate the strongest director candidates from all available sources.

As our Proxy Statement and Principles of Corporate Governance state “The board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the board’s deliberations and enables the board to better represent all of the company’s constituents.  Accordingly, the board is committed to actively seeking out highly qualified women and racial/ethnically diverse minority candidates, as well as candidates with diverse backgrounds, skills and experiences as part of all board searches the company undertakes and will ensure each pool of qualified candidates from which Board nominees are chosen includes candidates who bring racial, ethnic and/or gender diversity.”

In this Proxy Statement, we voluntarily disclose both gender and self-identified racial/ethnic diversity of our Board, choosing to proactively provide this data in the spirit of transparency and to hold ourselves accountable to measuring progress.  We also strengthened the Principles of Corporate Governance language above to clarify that we will continue to ensure that all board searches include diverse candidate pools, cementing our long-term commitment to progress.

As stated in our Sustainability Report, Badger Meter believes that developing a diverse and inclusive business makes us and society stronger, energizes our growth through customer engagement and helps us attract and retain talent.  The following outlines a number of important steps in our companywide diversity and inclusion journey:

•	We refreshed and contemporized our company values adding “collaboration” which encompasses leveraging diverse perspectives and treating everyone with dignity and respect
•	40% of our Executive Officers are diverse (three women, one Latino)
•	40% of our employee population is female
•	We partner with minority hiring agencies as well as minority job posting sites to ensure we are able to attract qualified female and racial/ethnically diverse candidates
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We are in the process of defining and capturing additional diversity metrics including those related to hiring and promotion of female and racial/ethnic minorities in order to measure progress and for reporting in future biennial sustainability reports

•	We implemented and completed a pay equity study, taking action to make adjustments where warranted, and continue to actively monitor pay equity
•	We formalized a human rights policy to affirm our commitment to respect and support internationally recognized human rights and freedoms
•	We became a signatory to the Equality Act, supporting LGBTQ rights

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We maintain a “Diversity, Equity and Inclusion” section on our website, available under the “Our People” link on the “Sustainability and Ethics” page, which provides potential candidates with insight into our diversity and inclusiveness initiatives as well as a view into our diverse and inclusive culture and workforce

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Entered into the Metropolitan Milwaukee Association of Commerce (MMAC) Diversity Pledge whereby Badger Meter joined other leading local employers in pledging to increase diversity in our workforce and management

For all of these reasons, the Board believes that while more work remains, our progress and commitment to furthering diversity, equity and inclusion at the company and on the Board of Directors, make this proposal for a report to shareholders unnecessary, providing no incremental benefit to our shareholders beyond the activities already completed, disclosed, or well underway.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted against the resolution above. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares on this proposal with your specific voting instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast. A vote of the majority of votes cast is required to approve this Proposal.  Abstentions will have no effect on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE RESOLUTION ABOVE

SHAREHOLDER PROPOSALS

A shareholder wishing to include a proposal in the Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (referred to as Rule 14a-8), must forward the proposal to our Board of Directors, c/o the Secretary by November 19, 2021.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2022 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our Restated By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the Restated By-Laws, to our Board of Directors, c/o the Secretary not less than 60 days and not more than 90 days prior to the second Saturday in the month of April (that is between January 9, 2022 and February 8, 2022), subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days. If we do not receive the notice within that time frame, then the notice will be considered untimely and we will not be required to present such proposal at the 2022 Annual Meeting of Shareholders. If the Board of Directors chooses to present such proposal at the 2022 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2022 Annual Meeting may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

The cost of solicitation of proxies will be borne by us. Brokers, nominees, fiduciaries or other custodians who hold stock in their names and who solicit proxies from the beneficial owners will be reimbursed by us for out-of-pocket and reasonable clerical expenses.

The Board of Directors does not intend to present at the Annual Meeting any matters other than those set forth herein and does not presently know of any other matters that may be presented at the Annual Meeting by others. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy on any such matters in accordance with their best judgment.

We have filed an Annual Report on Form 10-K with the Securities and Exchange Commission for our fiscal year ended December 31, 2020. The information under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements contained in the Annual Report on Form 10-K and the information under the caption “Employee Benefit Plans” in Note 7 to the Consolidated Financial Statement contained in the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement. The Form 10-K is posted on our website at badgermeter.com. We will provide a copy of the Annual Report on Form 10-K without exhibits to each person who is a record or beneficial holder of shares of common stock on the record date for the Annual Meeting. We will provide a copy of the exhibits to the Annual Report on Form 10-K without charge to each person who is a record or beneficial holder of shares of common stock on the record date for the Annual Meeting who submits a written request for it. Requests for copies of the Annual Report on Form 10-K should be addressed to Secretary, Badger Meter, Inc., 4545 West Brown Deer Road, P.O. Box 245036, Milwaukee, WI 53224-9536; (414) 355-0400.

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report on Form 10-K and Proxy Statement to shareholders. Upon written or phone request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered, or a single copy to any shareholders sharing the same address to whom multiple copies were delivered. Shareholders may notify us of their requests by writing or calling the Secretary, Badger Meter, Inc., 4545 West Brown Deer Road, P.O. Box 245306, Milwaukee, WI, 53224-9536; (414) 355-0400.

By Order of the Board of Directors

William R. A. Bergum,
Secretary

March 19, 2021To Sign up

Appendix A

BADGER METER, INC. 2021 OMNIBUS INCENTIVE PLAN

1.Purposes, History and Effective Date.

(a)Purpose. The Badger Meter, Inc. 2021 Omnibus Incentive Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, directors, employees and consultants and (ii) to increase shareholder value. The Plan will provide participant’s incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the potentially favorable terms that this Plan provides.

(b)History. Prior to the effective date of this Plan, the Company had in effect the Badger Meter, Inc. 2011 Omnibus Incentive Plan (the “Prior Plan”). Upon shareholder approval of this Plan, the Prior Plan will terminate and no new awards will be granted under the Prior Plan, although awards previously granted under the Prior Plan and still outstanding will continue to be subject to all terms and conditions of the Prior Plan.

(c)Effective Date. This Plan will become effective, and Awards may be granted under this Plan, on and after the Effective Date.  This Plan will terminate as provided in Section 16.

2.Definitions. Capitalized terms used and not otherwise defined in this Plan or in any Award agreement have the following meanings:

(a) “Administrator” means the Committee with respect to all Participants other than Non-Employee Directors and the Board with respect to Participants who are Non-Employee Directors; provided that, to the extent the Committee or the Board has delegated authority and responsibility as an Administrator of the Plan as permitted by Section 3(b), the term “Administrator” shall also mean such committee, officer or officers who have been delegated such authority and responsibility.

(b)“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or a Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by or is under common control with, the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(c)“Applicable Exchange” means the New York Stock Exchange or such other exchange or automated trading system on which the Stock is principally traded at the applicable time.

(d)“Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Stock, Restricted Stock, Restricted Stock Units, an Incentive Award, Dividend Equivalent Units or any other type of award permitted under this Plan. Any Award granted under this Plan shall be provided or made in such manner and at such time as complies with the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1), including, without limitation, deferring payment to a specified employee or until a specified distribution event, as provided in Code Section 409A(a)(2), and the provisions of Code Section 409A are incorporated into this Plan to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

(e)“Badger Meter Entity” means the Company, its Subsidiaries and Affiliates and any other entities that along with the Company are considered a single employer pursuant to Code Section 414(b) or (c), determined by applying the phrase “at least 50 percent” in place of the phrase “at least 80 percent” each place it appears in Code section 1563(a).

(f)“Board” means the Board of Directors of the Company.

(g)“Cause” has the meaning given in a Participant’s employment, retention, change of control, severance or similar agreement with the Company or any Affiliate, or if no such agreement is in effect, then (i) if the determination of Cause is being made prior to a Change of Control, Cause has the meaning given in the Company’s employment policies as in effect at the time of the determination or (ii) if the determination of Cause is being made following a Change of Control, Cause has the meaning given in the Company’s employment policies as in effect immediately prior to the Change of Control.

(h)“Change of Control” means, unless specified otherwise in an Award agreement, the occurrence of an event or series of events which qualify as a change in control event for purposes of Code Section 409A and Treas. Reg. §1.409A-3(i)(5), including:

(i)A change in the ownership of the Company, which shall occur on the date that any one Person, or more than one Person Acting as a Group (as defined below), other than Excluded Person(s) (as defined below), acquires ownership of the stock of the Company that, together with the stock then held by such Person or group, constitutes more than fifty percent (50%) of the total fair market value of the stock of the Company. However, if any one Person or more than one Person Acting as a Group is considered to own more than fifty (50%) of the total fair market value of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change of Control.

(ii) A change in the effective control of the Company, which shall occur on the date that:

(A) Any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing twenty-five percent (25%) or more of the total voting power of the stock of the Company. However, if any one Person or more than one Person Acting as a Group is considered to own more than twenty-five percent (25%) of the total voting power of the stock of the Company, the acquisition of additional voting stock by the same Person or Persons is not considered to cause a Change of Control; or

(B)A majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(C)A change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total Gross Fair Market Value (as defined below) equal to more than fifty percent (50%) of the total Gross Fair Market Value of all the assets of the Company immediately prior to such acquisition or acquisitions, other than an Excluded Transaction (as defined below).

For purposes of this subsection (h):

“Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, as applicable, determined without regard to any liabilities associated with such assets.

Persons will not be considered to be “Acting as a Group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, or solely because they purchase assets of the Company at the same time, or as a result of the same public offering, as the case may be. However, Persons will be considered to be Acting as a Group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.

The term “Excluded Transaction” means any transaction in which assets are transferred to: (A) a shareholder of the Company (determined immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company (determined after the asset transfer); (C) a Person, or more than one Person Acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company (determined after the asset transfer); or (D) an entity at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (C) (determined after the asset transfer).

The term “Excluded Person(s)” means (A) the Company or any Badger Meter Entity, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Badger Meter Entity, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company.

The term “Change of Control” as defined above shall be construed in accordance with Code Section 409A.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(j)“Committee” means the Compensation Committee of the Board, any successor committee thereto or such other committee of the Board that is designated by the Board with the same or similar authority. The Committee shall consist only of Non-Employee Directors (not fewer than two (2)) to the extent necessary for the Plan to comply with Rule 16b-3 promulgated under the Exchange Act.

(k)“Company” means Badger Meter, Inc., a Wisconsin corporation, or any successor thereto.

(l)“Director” means a member of the Board.

(m)“Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other cash distributions paid with respect to a Share.

(n)“Effective Date” means the date on which the Company’s shareholders approve this Plan.

(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(p)“Fair Market Value” means a price that is based on the opening, closing, actual, high or low sale price, or the arithmetic mean of selling prices of, a Share, on the Applicable Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or the arithmetic mean of selling prices on all trading days over a specified averaging period weighted by volume of trading on each trading day in the period that is within 30 days before or 30 days after the applicable date, as determined by the Administrator in its discretion; provided that, if an arithmetic mean of prices is used to set a grant price or an exercise price for an Option or Stock Appreciation Right, the commitment to grant the applicable Award based on such arithmetic mean must be irrevocable before the beginning of the specified averaging period in accordance with Treasury Regulation 1.409A-1(b)(5)(iv)(A). The method of determining Fair Market Value with respect to an Award shall be determined by the Administrator and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided that, if the Administrator does not specify a different method, the Fair Market Value of a Share as of a given date shall be the last sale price as of such date or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred. If the Stock is not traded on an established stock exchange, the Administrator shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, but based on objective criteria. Notwithstanding the foregoing, in the case of the sale of Shares on the Applicable Exchange, the actual sale price shall be the Fair Market Value of such Shares.

(q)“Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved (or other requirements are met), and shall include “Annual Incentive Awards” as described in Section 10 and “Long-Term Incentive Awards” as described in Section 11.

(r)“Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.

(s)“Option” means the right to purchase Shares at a stated price for a specified period of time.

(t) “Participant” means an individual selected by the Administrator to receive an Award.

(u)“Performance Goals” means any objective or subjective goals the Administrator establishes with respect to an Award.  A Performance Goal may, but is not required to, relate to one or more of the following with respect to the Company or any one or more Subsidiaries, Affiliates or other business units: net income; operating income; income from continuing operations; net sales; cost of sales; revenue; gross income; earnings (including before taxes, and/or interest and/or depreciation and amortization); net earnings per share (including diluted earnings per share); price per share; dividends per share; increase in dividends per share; cash flow; free cash flow; free cash flow conversion; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; pre-tax profit; ratio of debt to debt plus equity; return on shareholder equity; total shareholder return; return on capital; return on assets; return on equity; return on investment; return on invested capital; return on revenues; operating working capital; working capital as a percentage of net sales; cost of capital; average accounts receivable; economic value added; performance value added; customer satisfaction; customer loyalty and/or retention; employee safety; employee engagement; market share; cost structure reduction; cost savings; operating goals; operating margin; profit margin; sales performance; or internal revenue growth. Unless otherwise determined by the Administrator, the relevant measurement of performance as to each Performance Goal shall be computed in accordance with generally accepted accounting principles, if applicable.  The Administrator reserves the right to adjust Performance Goals, or modify the manner of measuring or evaluating a Performance Goal, for any reason the Administrator determines is appropriate, including but not limited to by excluding the effects of (i) charges for reorganizing and restructuring, (ii) discontinued operations, (iii) asset write-downs, (iv) gains or losses on the disposition of a business, (v) changes in tax or accounting principles, regulations or laws; (vi) mergers, acquisitions or dispositions, and (vii) extraordinary, unusual and/or non-recurring items of gain or loss. The inclusion in an Award agreement of specific adjustments or modifications shall not be deemed to preclude the Administrator from making other adjustments or modifications, in its discretion, as described herein, unless the Award agreement provides that the adjustments or modifications described in such agreement shall be the sole adjustments or modifications.  The Administrator may establish other Performance Goals not listed in this Plan. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(v)“Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved (or other requirements are met).

(w)“Performance Unit” means the right to receive a cash payment and/or Shares valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved (or other requirements are met).

(x)“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(y)“Plan” means this Badger Meter, Inc. 2021 Omnibus Incentive Plan, as it may be amended from time to time.

(z)“Prior Plan” has the meaning set forth above in Section 1(b).

(aa)“Restricted Stock” means Shares that are subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals or upon the completion of a period of service, or both.

(bb)“Restricted Stock Unit” means the right to receive a cash payment and/or Shares the value of which is equal to the Fair Market Value of one Share.

(cc)“Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(dd)“Share” means a share of Stock.

(ee)“Stock” means the Common Stock of the Company.

(ff)“Stock Appreciation Right” or “SAR” means the right to receive a cash payment, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(gg)“Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

3.Administration.

(a)Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan or any agreement covering an Award; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

(b)Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee or the Board may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors.  If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation.

(c)No Liability; Indemnification. No member of the Board or the Committee, and no officer or member of any other committee to whom a delegation under Section 3(b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless each such individual as to any acts or omissions, or determinations made, in each case done or made in good faith, with respect to this Plan or any Award to the maximum extent that the law and the Company’s By-Laws permit.

4.Eligibility. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its Affiliates; any individual that the Company or an Affiliate has engaged to become an officer or employee; any consultant or advisor who provides services to the Company or its Affiliates; or any Director, including a Non-Employee Director. The Administrator’s designation of, or granting of an Award to, a Participant will not require the Administrator to designate such individual as a Participant or grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.

5.Types of Awards. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of incentive stock options within the meaning of Code Section 422. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 16(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate, including the plan of an acquired entity).

6.Shares Reserved under this Plan.

(a)Plan Reserve. Subject to adjustment as provided in Section 18, an aggregate of 1,000,000 Shares are reserved for issuance under this Plan, all of which may be issued pursuant to the exercise of incentive stock options. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock. The aggregate number of Shares reserved under this Section 6(a) shall be depleted on the date of grant of an Award by the maximum number of Shares, if any, that may be issuable under an Award as determined at the time of grant.

(b)Replenishment of Shares Under this Plan. If (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis), (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award or (iv) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to the Plan’s reserve and may again be used for new Awards under this Plan, but Shares recredited to the Plan’s reserve pursuant to clause (iv) may not be issued pursuant to incentive stock options. Notwithstanding the foregoing, in no event shall the following Shares be recredited to the Plan’s reserve: (i) Shares purchased by the Company using proceeds from Option exercises; (ii) Shares tendered or withheld in payment of the exercise price of an Option or as a result of the net settlement of an outstanding Stock Appreciation Right; or (iii) Shares tendered or withheld to satisfy federal, state or local tax withholding obligations.

(c)Non-Employee Director Award Limitation. Subject to adjustment as provided in Section 18, the maximum number of Shares that may be granted during any fiscal year to any individual Non-Employee Director shall not exceed that number of Shares that has a grant date fair value of, when added to any cash compensation received by such Non-Employee Director, $400,000.

7.Options. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to: (a) whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; (b) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (c) the number of Shares subject to the Option; (d) the exercise price, which may never be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant, (e) the terms and conditions of vesting and exercise; (f) the term, except that an Option must terminate no later than ten (10) years after the date of grant; and (g) the manner of payment of the exercise price. In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise.  If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure. To the extent permitted by the Administrator, and subject to such procedures as the Administrator may specify, the payment of the exercise price of Options may be made by (w) delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (x) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (y) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (z) by any combination of (w), (x) and/or (y). Except to the extent otherwise determined by the Administrator, any partial exercise of an Option must be for one hundred (100) Shares or multiples thereof.  Except to the extent otherwise set forth in an Award agreement, a Participant shall have no rights as a holder of Stock as a result of the grant of an Option until the Option is exercised, the exercise price and applicable withholding taxes are paid and the Shares subject to the Option are issued thereunder.

8.Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an Option or relates to an Option; (b) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (c) the number of Shares to which the SAR relates; (d) the grant price, which may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (e) the terms and conditions of exercise or maturity, including vesting; (f) the term, provided that an SAR  must terminate no later than ten (10) years after the date of grant; and (g) whether the SAR will be settled in cash, Shares or a combination thereof. If an SAR is granted in relation to an Option, then unless otherwise determined by the Administrator, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

9.Performance and Stock Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Shares, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, including but not limited to: (a) the number of Shares and/or units to which such Award relates; (b) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (c) the length of the vesting and/or performance period and, if different, the date on which payment of the benefit provided under the Award will be made; (d) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and (e) with respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares (including Restricted Stock), or in a combination of cash and Shares.

10.Annual Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of an Annual Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment; provided that the Administrator must require that payment of all or any portion of the amount subject to the Annual Incentive Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, disability (as defined by the Administrator) or retirement (as defined by the Administrator), or such other circumstances as the Administrator may specify.  Payment of an Annual Incentive Award will be in cash except to the extent that the Administrator determines that payment will be in Shares, Restricted Stock or Restricted Stock Units, either on a mandatory basis or at the election of the Participant, having a Fair Market Value at the time of the payment equal to the amount payable with respect to the Annual Incentive Award; provided that any such determination by the Administrator or election by the Participant must be made in accordance with the requirements of Code Section 409A.

11.Long-Term Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period (which must be more than one year), the potential amount payable, and the timing of payment; provided that the Administrator must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, disability (as defined by the Administrator) or retirement (as defined by the Administrator), or such other circumstances as the Administrator may specify.  Payment of a Long-Term Incentive Award will be in cash except to the extent that the Administrator determines that payment will be in Shares, Restricted Stock or Restricted Stock Units, either on a mandatory basis or at the election of the Participant, having a Fair Market Value at the time of the payment equal to the amount payable with respect to the Long-Term Incentive Award; provided that any such determination by the Administrator or election by the Participant must be made in accordance with the requirements of Code Section 409A.

12.Dividend Equivalent Units. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award will be made concurrently with dividend payments or credited to an account for the Participant which provides for the deferral of such amounts until a stated time; (c) the Award will be settled in cash or Shares; and (d) as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; provided that Dividend Equivalent Units may not be granted in connection with an Option or Stock Appreciation Right; and provided further that no Dividend Equivalent Unit granted in tandem with another Award shall include vesting provisions more favorable to the Participant than the vesting provisions, if any, to which the tandem Award is subject; and provided further that no Dividend Equivalent Unit relating to another Award shall provide for payment with respect such other Award prior to its vesting.

13.Other Stock-Based Awards.  Subject to the terms of this Plan, the Administrator may grant to a Participant shares of unrestricted Stock as replacement for other compensation to which the Participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.

14.Minimum Vesting Periods.  All Awards shall have a minimum vesting period of one year from the date of grant; provided that Awards with respect to up to five percent (5%) of the total number of Shares reserved pursuant to Section 6(a) shall not be subject to such minimum vesting period.

15.Transferability.   Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under the Award after the Participant’s death; (b) transfer an Award to the former spouse of the Participant as required by a domestic relations order incident to a divorce; or (c) transfer an Award; provided, however, that with respect to clause (c) above the Participant may not receive consideration for such a transfer of an Award.

16.Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a)Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 16(b), this Plan will terminate on the tenth (10th) anniversary of the Effective Date.

(b)Termination and Amendment. The Board or the Administrator may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i)the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board,  (B) applicable corporate law, or (C) any other applicable law;

(ii)shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

(iii)shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) (except as permitted by Section 18), or (B) an amendment that would diminish the protections afforded by Section 16(e).

(c)Amendment, Modification, Cancellation and Disgorgement of Awards.

(i)Except as provided in Section 16(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award; provided that, except as otherwise provided in the Plan or the Award agreement, any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of an Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in such Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of subsection (ii) or Section 18 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant (or any other person(s) as may then have an interest in the Award). Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(ii)Notwithstanding anything to the contrary in an Award agreement, the Administrator shall have full power and authority to terminate or cause the Participant to forfeit the Award, and require the Participant to disgorge to the Company any gains attributable to the Award, if the Participant engages in any action constituting, as determined by the Administrator in its discretion, Cause for termination, or a breach of any Award agreement or any other agreement between the Participant and the Company or an Affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.

(iii)Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

(d)Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 16 and to otherwise administer the Plan with respect to then-outstanding Awards will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of

Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e)Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided for in Section 18, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise or grant price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise or grant price that is less than the exercise or grant price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise or grant price above the current Fair Market Value of a Share in exchange for cash or other securities. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

(f)Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 16(b)(ii).

17.Taxes.

(a)Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or with the consent of the Administrator, Shares otherwise deliverable or vesting under an Award, to satisfy such tax or other obligations. Alternatively, the Company or its Affiliate may require such Participant to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, then the Administrator may permit a Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to (i) have the Company or its Affiliate withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that the amount to be withheld in Shares may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires. In any case, the Company and its Affiliates may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

(b)No Guarantee of Tax Treatment. Notwithstanding any provisions of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

18.Adjustment and Change of Control Provisions.

(a)Adjustment of Shares. If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Administrator necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust any or all of: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Section 6) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) the Performance Goals of an Award. In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject to only such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

(b)Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

(c)Effect of Change of Control.  The Administrator may specify in any agreement evidencing an Award the effect of a Change of Control upon such Award. If the agreement evidencing an Award does not specify the effect of a Change of Control upon such Award, then upon a Change of Control, the Administrator may, in its discretion and without the consent of any Participant (or other person with rights in an Award) affected thereby, determine that any or all outstanding Awards shall vest or be deemed to have been earned in part or full (assuming the target performance goals provided under such Award were met, if applicable), and:

(i)If the successor or surviving corporation (or parent thereof) so agrees, some or all outstanding Awards shall be assumed, or replaced with the same type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof) in the Change of Control transaction. If applicable, each Award which is assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested or earned immediately prior to such Change of Control, and such other appropriate adjustments in the terms and conditions of the Award shall be made.

(ii) If the provisions of paragraph (i) do not apply with respect to any particular outstanding Award, then the Administrator may provide that all such outstanding Awards shall be cancelled as of the date of the Change of Control in exchange for a payment in cash and/or Shares (which may include shares or other securities of any surviving or successor entity or the purchasing entity or any parent thereof) equal to: (x) in the case of an Option or SAR, the excess of the Fair Market Value of the Shares on the date of the Change of Control covered by the vested portion of the Option or SAR that has not been exercised over the exercise or grant price of such Shares under the

Award, provided that if such excess is zero, then the Option or SAR shall be cancelled without payment therefor; (y) in the case of Restricted Stock or Restricted Stock Units, the Fair Market Value of a Share on the date of the Change of Control multiplied by the number of vested Shares or units, as applicable; and (z) in the case of Performance Shares or Performance Units, the Fair Market Value of a Share or the value of such unit, as applicable, on the date of the Change of Control multiplied by the number of earned Shares or units, as applicable.

The effect of a Change of Control on other Stock-Based Awards and Incentive Awards shall be as set forth in the applicable agreement evidencing such Award or as determined by the Administrator in its discretion prior to the Change of Control.

(d)Application of Limits on Payments.  [Except to the extent any agreement between a Participant and the Company or an Affiliate provides for a more favorable result to the Participant upon a Change of Control, in the event the Company’s legal counsel or accountants determine that any payment, benefit or transfer by the Company under this Plan or any other plan, agreement, or arrangement to or for the benefit of the Participant (in the aggregate, the “Total Payments”) will be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section 18(d), then, notwithstanding any other provision of this Plan to the contrary, the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (i) or (ii) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).  In the event that (ii) results in a greater after-tax benefit to the Participant, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(e)Certain Modifications.  Notwithstanding anything contained in this Section 18, the Board may, in its sole and absolute discretion, amend, modify or rescind the provisions of this Section 18 if it determines that the operation of this Section 18 may prevent a transaction in which the Company, a Subsidiary or any Affiliate is a party from receiving desired tax treatment, including without limitation requiring that each Participant receive a replacement or substitute Award issued by the surviving or acquiring corporation.

19.Miscellaneous.

(a)Other Terms and Conditions. The Administrator may provide in any Award agreement such other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate to the extent not otherwise prohibited by the terms of the Plan.

(b)Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

(i)a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

(ii)a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(iii)a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iv)a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

(c)No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d)Unfunded Plan; Awards Not Includable for Benefits Purposes. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

(e)Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.

(f)Governing Law; Venue. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be brought and determined in a court sitting in the State of Wisconsin.

(g)Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(h)Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.  The title, label or characterization of an Award in an award agreement or in the Company’s public filings or other disclosures shall not be determinative as to which specific Award type is represented by the award agreement.  Instead, the Administrator may determine which specific type(s) of Award(s) is(are) represented by any award agreement, at the time such Award is granted or at any time thereafter.  Except to the extent otherwise provided in the applicable award agreement, in the case of any Award that includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Award holder’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment.

(i)Severability. If any provision of this Plan or any award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would cause this Plan, any award agreement or any Award to violate or be disqualified under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

TO VOTE, mARK BLOCKS BELow IN BLUE OR BLACK ink AS FOLLOWS: ----------------------------------KEEP THIS PORTion FoR YOuR RECorDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PoRTION onLY The Board of directors recommends you vote FOR the following: 1. Election of Directors Nominees For All 0 Withhold All 0 For All except to withhold authority to vote for any individual nominee(s). mark "For all except" and write the number(s) of the nominee(s) on the line below 01) Todd A. Adams 06) Tessa M. Myers 02) Kenneth C. BocKhorst 07) James F. Stern 03) Gale E. Klappa 08) Glen E. TellocK 04) Gail A. Lione 05) James W. McGill For Against Abstain 0 0 0 0 0 0 0 0 0 For Against Abstain 0 0 0 The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. 3. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2021. 4. APPROVE BADGER METER, INC. 2021 OMNIBUS INCENTIVE PLAN. The Board of directors recommends you vote AGAINST proposal 5. 5. SHAREHOLDER PROPOSAL REQUESTING A REPORT ON BOARD DIVERSITY. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partner ship name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Signature (Joint owners)

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on April 30, 2021: the notice and proxy statement and 10K wrap are available at www.proxyvote.com BADGET METER, INC. virtual annual meeting of shareholders April 30, 2021 8:30am This proxy is solicited by the board of directors The undersigned hereby appoints Kenneth C. Bockhorst, Robert a. wrocklage and William R.A. bergum, or any of them, as proxies for the undersigned at the annual meeting of shareholders of badget meter, inc. to be hold virtually on Friday, April 30, 2021, at 8:30 a.m., local time and accessed via www.cirtualshareholdermeeting.com/BMI2921, to vote the shares of stock which the undersigned is entitled to vote at said meeting or any adjournment or postponement thereof, hereby revoking any other proxy executed by the undersigned for such meeting. The undersigned acknowledges receipt of the Notice of annual meetings of shareholders and the proxy statement. This proxy , when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR ALL NOMINEES” identified in proposal 1, “For” proposals 2, 3, and 4, and “against” proposal 5. This proxy is being solicited on behald of the board of directors.  Continued and to be signed on the reverse side 0000486480_2 r1.0.0.153